UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Stock Yards Bancorp, Inc.
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1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 18, 2019

Dear Shareholder:

We invite you to attend the 2019 Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., to be held at 10:00 a.m., Eastern Time, on Thursday, April 25, 2019, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206. There is a map provided on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review Stock Yards Bancorp’s business and operations. Only shareholders of record on the record date for the meeting and their proxies are entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. You may vote your shares via a toll free number, over the Internet, or by completing, signing and returning the enclosed proxy card in the envelope provided. Instructions regarding each of the three methods of voting are contained in the Proxy Statement.

Thank you for your support of Stock Yards Bancorp. If your schedule permits, I hope you will join us at the meeting.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman

Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 25, 2019: The Notice and Proxy Statement and Annual Report are available at http://irinfo.com/sybt/sybt.html.

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2019 ANNUAL MEETING OF SHAREHOLDERS

March 18, 2019

To our Shareholders:

The Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., a Kentucky corporation, will be held on Thursday, April 25, 2019 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 for the following purposes:

(1)	To elect eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)	To ratify the selection of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2019;

(3)	To approve a non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 4, 2019.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. Please review the instructions with respect to each of your voting options as described in the Proxy Statement. The Board of Directors of Stock Yards Bancorp appreciates your cooperation in directing proxies to vote at the meeting.

By Order of the Board of Directors /s/ James A. Hillebrand James A. Hillebrand Chief Executive Officer

WE URGE SHAREHOLDERS TO VOTE AS SOON AS POSSIBLE

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing this Proxy Statement and the accompanying proxy to shareholders on or about March 18, 2019. The proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc. (referred to throughout this Proxy Statement as “Stock Yards Bancorp”, “Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Thursday, April 25, 2019. We invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

●	Electing eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected;

●	Ratifying the selection of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2019; and

●	Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

●	Information about the nominees for election as directors is contained in Item 1;

●	Information about the ratification of the selection of BKD, LLP as the independent registered public accounting firm is contained in Item 2; and

●	Information about the non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers is contained in Item 3.

What is the relationship of Stock Yards Bancorp and Stock Yards Bank & Trust Company?

Stock Yards Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”). Stock Yards Bancorp owns 100% of Stock Yards Bank & Trust Company. Because Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock (“Common Stock”) of Stock Yards Bancorp as of the close of business on March 4, 2019 will be entitled to vote at the Annual Meeting. On March 4, 2019, there were 22,791,305 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Stock Yards Bancorp’s stock records maintained by our transfer agent), you may vote your shares by using one of the following three options:

●	By Internet – If you have Internet access, we encourage you to vote on www.proxyvote.com by following instructions on the proxy card;

●	By Telephone – By making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903; or

●	By Mail – You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card provided by them or by following their instructions for voting by telephone or over the Internet. Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (“KSOP”), you have the option of receiving your voting information either electronically or by regular postal mail. Plan participants who have elected to receive their voting information electronically should follow the instructions contained in the electronic communication. If you have not affirmatively elected to receive voting information for your KSOP shares electronically, you will receive a paper version of the proxy card via postal mail that will include the shares you own through that savings plan. That proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote electronically or by mail, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommend.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct. If you return your proxy card but do not mark your voting instructions on your signed card, James A. Hillebrand, Chief Executive Officer, and Philip S. Poindexter, President, as proxies named on the proxy card, will vote your shares FOR the election of the eleven director nominees, FOR the ratification of BKD, LLP and FOR the approval of the compensation of the named executive officers.

Can I change my vote after I have voted?

Yes. You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

●	Signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

●	Voting again by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on April 24, 2019;

●	Giving written notice of revocation to our Secretary of the Company prior to the Annual Meeting; or

●	Voting again at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote.” In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of BKD, LLP (Item 2) even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors (Item 1) or the approval of executive compensation (Item 3) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of more than 50 percent of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

You may vote “FOR” each nominee for director or “AGAINST” each nominee, or “ABSTAIN” from voting on one or more nominees. Unless you mark “AGAINST” or “ABSTAIN” with respect to a particular nominee or nominees or for all nominees, your proxy will be voted “FOR” each of the director nominees named in this Proxy Statement. A nominee will be elected as a director if the number of “FOR” votes exceeds the number of “AGAINST” votes.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The proposal to approve the compensation of our named executive officers disclosed in this Proxy Statement will pass if votes cast for it exceed votes cast against it. Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Broadridge Financial Solutions will count votes cast by proxy at the Annual Meeting. They will also certify the results of the voting and will also determine whether a quorum is present at the meeting. Any votes cast in person at the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

You may abstain from voting on one or more nominees for director. You may also abstain from voting on any or all other proposals. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any nominee or with respect to any other matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter. Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting. If you are voting in person, we may request photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for director set forth in this document, FOR the ratification of the selection of the independent registered accounting firm and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Stock Yards Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Stock Yards Bancorp will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock. The Company has engaged the services of Laurel Hill Advisory Group, LLC., a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services will not exceed $7,500 plus reasonable out of pocket expenses.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2020 Annual Meeting of Shareholders must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 no later than November 29, 2019, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. In addition, our Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the Secretary of Stock Yards Bancorp no later than January 31, 2020. The notice must contain information prescribed by the Bylaws, copies of which are available from the Secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in our Proxy Statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Role of the Board and Governance Principles

The Stock Yards Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, Stock Yards Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines. The Company’s governance guidelines and other related matters are published on the Company’s website: www.syb.com under the Investor Relations section.

Board Leadership Structure

The Board of Directors modified the Company’s leadership structure during 2018 in connection with the retirement of David P. Heintzman as Chief Executive Officer. Mr. Heintzman had historically held the positions of Chairman of the Board and Chief Executive Officer. He retired as Chief Executive Officer effective September 30, 2018, and James A. Hillebrand, previously President of the Company, was appointed to succeed Mr. Heintzman as Chief Executive Officer. Mr. Heintzman remained employed in the role of Executive Chairman until his retirement from the Company at the end of 2018. The Company entered into an Executive Transition Agreement with Mr. Heintzman which provides that he will serve as a non-executive Chairman of the Board for the remainder of his current Board term and thereafter as a member of the Board if nominated and elected by the Company’s shareholders.

The Board of Directors believes that the most effective leadership structure for the Company at the present time is to separate the roles of Chairman of the Board and Chief executive Officer. With his deep knowledge of the Company’s business and the banking industry generally, the Board believes that Mr. Heintzman is the best person to lead and advise the Board in its consideration of important strategic and operational matters affecting the Company and the Bank. Additionally, Mr. Heintzman will be a significant resource for Mr. Hillebrand in his new role as Chief Executive Officer.

In connection with this new leadership structure, the Board of Directors revised the Company’s corporate governance documents to address the separation of the roles of Chairman of the Board and Chief Executive Officer. The Board will annually elect one of its members to serve as Chairman of the Board. The Chairman will preside at all meetings of the shareholders and of the Board of Directors, and generally consult with the Board on matters pertaining to the Company’s business and affairs. Both positions may, but need not, be held by the same person. The decision as to whether the offices of Chairman of the Board and Chief Executive Officer should be combined or separated will be made from time to time by the Board of Directors at its discretion. The Board’s decision will be made in its business judgment and based upon its consideration of all relevant factors and circumstances at the time, including the specific needs of the Company’s business and the current composition of the Board.

If the individual elected as Chairman of the Board is also the Chief Executive Officer, or if the Chairman of the Board is not an independent director, the Board will elect a lead independent director to help ensure a strong independent leadership on the Board.

In addition to an independent lead director, three committees of the Board provide independent oversight of management – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each is composed entirely of independent directors.

If a lead independent director is called for under the Company’s governance documents, the Chair of the Nominating and Corporate Governance Committee acts in that role. Stephen M. Priebe currently serves as lead director because Mr. Heintzman, as a former executive officer of the Company, does not qualify as an independent director under the Board’s independence standards. The lead director presides at executive sessions of the Board which consist of independent and non-management directors and are held at least two times annually. He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chief Executive Officer and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team. The lead independent director is responsible for providing advice and consultation to the Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors. The lead director reviews and approves matters such as agendas and schedules for Board meetings and executive sessions, and information distributed to board members. The lead director will be available to consult and communicate with shareholders where appropriate.

Board Evaluation Process

The Board conducts an annual self-assessment to enhance its effectiveness. Through regular evaluation of its policies, practices and procedures, the Board identifies areas for further consideration and improvement. The evaluation process is led by the Nominating and Corporate Governance Committee. Each director is requested to complete a questionnaire and provide feedback on a range of issues, including his or her assessment of the Board’s overall effectiveness and performance; its committee structure; priorities for future Board discussion and attention; the composition of the Board and the background and skills of its members; the quality, timing and relevance of information received from management; the nature and scope of agenda items; and his or her individual contributions to the Board. The lead director then meets with each director individually to discuss his or her questionnaire responses and any other thoughts or suggestions the director may have regarding the Board’s overall effectiveness or specific Board practices or policies. The lead director prepares a summary of findings drawn from the questionnaire responses and director interviews for presentation to the full Board of Directors. Each of the Committees also conducts their own self-assessments led by the respective committee chairs.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plan for mitigating these risks. Primary risks facing the Company are credit, operational, interest rate, liquidity, compliance/legal, strategic and reputational risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by the Bank’s Risk Committee. Operational and compliance/legal risks are addressed by the Audit Committee of Bancorp and the Bank’s Risk Committee. Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made monthly to the Board. Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee of Bancorp along with other executive compensation matters. Oversight of the trust department is addressed by the Trust Committee of the Bank. Corporate governance matters are addressed by the Nominating and Corporate Governance Committee of Bancorp. The full Board receives reports from each of these committees at the Board meeting immediately following the Committee meeting. The Bank’s Director of Internal Audit has a direct reporting line to the Audit Committee of the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit and Risk Committees and the full Board when appropriate.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Stock Yards Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2018, the Board of Directors of Stock Yards Bancorp held nine regularly scheduled meetings and two special meetings. All directors of Stock Yards Bancorp are also directors of the Bank. During 2018, the Bank’s Board of Directors also held nine regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served that were held during the period he or she served as a director. All directors are encouraged to attend annual meetings of shareholders, and eleven of twelve attended the 2018 Annual Meeting.

Stock Yards Bancorp has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee of the Board of Directors. The Bank has a Risk Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of Stock Yards Bancorp maintains an Audit Committee comprised of directors who are not officers of Stock Yards Bancorp. For 2018, the Audit Committee was comprised of Messrs. Herde (Chairman), Lechleiter and Schutte.   Ms. Heitzman also served as a member of the Audit Committee for a portion of 2018. Each of these individuals meets the Securities and Exchange Commission (“SEC”) and NASDAQ independence requirements for membership on an audit committee and each is financially literate within the meaning of the NASDAQ listing rules. The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

The Audit Committee oversees Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the external auditors for Stock Yards Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and external auditors, reviews the independence of the external auditors, reviews Stock Yards Bancorp’s financial results as reported in SEC filings, and approves all audit and permitted non-audit services performed by its external auditors. The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the external auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee. The Audit Committee held five meetings during 2018.

The Board of Directors has determined that Messrs. Herde and Lechleiter are audit committee financial experts for Stock Yards Bancorp and are independent as described in the paragraph above. See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of Stock Yards Bancorp maintains a Nominating and Corporate Governance Committee. Members of this Committee are Messrs. Priebe (Chairman), Brown, Edinger, Herde and Northern, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee. Responsibilities of the Committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law and incorporating other best practices.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the Board of Directors, including consideration of candidates suggested by shareholders. To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee. The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates. The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines. This Committee held four meetings during 2018.

Compensation Committee

The Board of Directors of Stock Yards Bancorp maintains a Compensation Committee. Members of this Committee are Messrs. Lechleiter (Chairman), Priebe, Schutte and Tasman, all of whom meet the NASDAQ independence requirements for membership on the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com. The responsibilities of this Committee include oversight of executive and Board compensation and related programs. The Compensation Committee held seven meetings during 2018. See “EXECUTIVE COMPENSATION AND OTHER INFORMATION - REPORT ON EXECUTIVE COMPENSATION” for more information.

Risk Committee

The Board of Directors of Stock Yards Bank maintains a Risk Committee. This Committee is responsible for monitoring the Bank’s commercial and consumer loan portfolio and the related credit risk. The Committee reviews and discusses with management its assessment of asset quality and trends in asset quality, credit quality administration and underwriting standards and the effectiveness of portfolio risk management systems. The Committee is also responsible for reviewing and approving significant lending and credit policies and compliance with those policies. During 2016, the Risk Committee significantly expanded its duties to include oversight responsibility for a wider range of enterprise-related risks within the Bank, including regulatory compliance, information security, cybersecurity, insurance and physical security. Members of this Committee are Messrs. Tasman (Chairman), Bickel, Edinger, Heintzman and Northern and Ms. Heitzman. The Risk Committee held six meetings in 2018.

Trust Committee

The members of the Bank’s Trust Committee are Messrs. Bickel, Brown and Heintzman and Ms. Heitzman. This Committee held six meetings in 2018. The Trust Committee oversees the operations of the wealth management and trust department of the Bank to help ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

ITEM 1. ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of thirteen members. Two current directors, Charles R. Edinger III and Richard Northern, have reached their mandatory retirement ages and will not stand for re-election at the 2019 Annual Meeting. Directors serve a one-year term and hold office until the Annual Meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

The eleven directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2020 Annual Meeting and until their respective successors are elected and qualified are:

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

Paul J. Bickel III	President, U.S. Specialties
Age 63
Director since 2017

J. McCauley Brown	Retired Vice President, Brown-Forman Corporation
Age 66
Director since 2015

David P. Heintzman (4)	Chairman of the Boards and Retired Chief Executive Officer,
Age 59 Director since 1992	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company

Donna L. Heitzman (4) Age 66	Retired Portfolio Manager, KKR Prisma Capital
Director since 2016

Carl G. Herde Age 58	Vice President/Finance, Kentucky Hospital Association
Director since 2005

James A. Hillebrand	Chief Executive Officer,
Age 50	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 2008

Richard A. Lechleiter (3)	President, Catholic Education Foundation of Louisville
Age 60
Director since 2007

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

Stephen M. Priebe	President, Hall Contracting of Kentucky
Age 55
Director since 2012

John L. Schutte	Chief Executive Officer,
Age 55	GeriMed, Inc.
Director since 2018

Norman Tasman	President, Tasman Industries, Inc. and
Age 67	Tasman Hide Processing, Inc.
Director since 1995

Kathy C. Thompson	Senior Executive Vice President, Stock Yards Bancorp, Inc.
Age 57	and Stock Yards Bank & Trust Company, Manager of
Director since 1994	the Bank’s Wealth Management and Trust Department

(1)	Ages listed are as of December 31, 2018.

(2)

Each nominee has been engaged in his or her chief occupation for five years or more with the exception of Messrs. Brown, Heintzman, Herde, Hillebrand and Lechleiter and Ms. Heitzman as described below.

(3)

Mr. Lechleiter is a director of Amedisys, Inc., a publicly-traded healthcare services company. No other nominee holds, or at any time in the last five years has held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, other than Stock Yards Bancorp.

(4)	There is no family relationship between Mr. Heintzman and Ms. Heitzman.

Our Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, conducts an annual review of director independence. During this review, the Nominating and Corporate Governance Committee considers transactions and relationships between each director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, and based upon the advice and recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that Messrs. Bickel, Brown, Herde, Lechleiter, Priebe, Schutte and Tasman and Ms. Heitzman satisfy the independence requirements of the NASDAQ Stock Market. Mr. Heintzman served as an executive officer of the Bank until December 31, 2018 and does not satisfy these requirements. As current employees of the Bank, Mr. Hillebrand and Ms. Thompson also do not satisfy these requirements. The Board of Directors also previously determined that Messrs. Edinger and Northern each satisfied the NASDAQ independence requirements during their most recent year of service as directors prior to retirement.

In performing its independence review, the Nominating and Corporate Governance Committee noted that the Bank and Mr. Heintzman have in the past made charitable donations to the Catholic Education Foundation of Louisville, of which Mr. Lechleiter is the President. However, the Committee determined that these relationships were not material to the director or his affiliated organization.

Our Articles of Incorporation and Bylaws require majority voting for the election of directors in uncontested elections. This means that the director nominees in an uncontested election for directors must receive a number of votes cast “for” his or her election that exceeds the number of votes cast “against.” The Company’s corporate governance guidelines further provide that any incumbent director who does not receive a majority of “for” votes in an uncontested election must, within five days following the certification of the election results, tender to the Chairman of the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after certification of the shareholder vote. The Board will promptly communicate any action taken on the resignation.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

●

Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

●	Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;
●	Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;
●	The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and
●	Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all Bancorp’s shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of Stock Yards Bancorp, Inc. and the banking industry.

All non-management directors are required to own stock equal in value to at least $200,000 within three years of joining the Board and to maintain that minimum ownership level for the remainder of their service as a director. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Bancorp stock or changes in director compensation. Management directors also have ownership targets as set forth elsewhere in this Proxy Statement. All directors’ ownership positions exceed the requirement, and some of the more tenured directors are among the Company’s largest shareholders.

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of eleven nominees for election as directors at the 2019 Annual Meeting. If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2020 annual meeting of shareholders and until their respective successors have been elected and qualified. However, if for any reason a nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board may reduce the number of directors to be elected.

All eleven nominees are standing for re-election and were last elected to the Board of Directors by shareholders at the 2018 Annual Meeting except Mr. Schutte, who was first appointed in June 2018 and will be standing for election by shareholders for the first time. Below is a summary of the Committee’s consideration and evaluation of each director nominee.

Mr. Bickel is founder and President of U.S. Specialties, a commercial building supply company. He has served as the managing member of several real estate development organizations in the Louisville area over the past 30 years. Outside of commercial endeavors, Mr. Bickel has been very active in the Louisville community, serving in a leadership capacity on numerous area non-profit boards. Mr. Bickel serves on the Bank’s Risk Committee and Trust Committee.

Mr. Brown retired as a Vice President of Brown-Forman Corporation, a Fortune 1,000 company, in 2015. His extensive experience in business, management and accounting, and his deep ties to the Louisville community, bring valuable local and global perspectives to our Board. Additionally, his widespread commitment to community organizations in Louisville and beyond gives him a strong sense of the needs, prospects and potential of our region. Mr. Brown serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Trust Committee.

Mr. Heintzman retired as Chief Executive Officer of Bancorp and the Bank as of September 30, 2018. From October 1, 2018 through December 31, 2018, he held the position of Executive Chairman. Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm. He joined the Bank in 1985 and, prior to his appointment as Chief Executive Officer, held a series of executive positions, including Chief Financial Officer, Executive Vice President and President. In January 2005 he assumed the position of Chairman and Chief Executive Officer. Mr. Heintzman has been instrumental in the Bank’s growth strategies and profitable execution. His commitment to ethical standards sets the example for the Bank and its employees, and his tenure and experience in all areas of the business provide a unique perspective of the business and strategic direction of the Company. Mr. Heintzman serves on the Bank’s Risk Committee and Trust Committee.

Ms. Heitzman, Certified Public Accountant, Chartered Financial Analyst, with expertise in the institutional credit markets and experience with investment strategies, provides our Board with a deep knowledge and understanding of capital markets, finance and accounting. Ms. Heitzman retired in 2016 as a portfolio manager for New York City based KKR Prisma Capital. She joined that company in 2004 to help construct and manage customized portfolios. Before joining KKR Prisma, Ms. Heitzman served in various capacities at AEGON USA, previously Providian Capital. As a portfolio manager in capital market strategies, she facilitated significant growth and broad diversification of a $1 billion fund portfolio. Ms. Heitzman serves on the Bank’s Risk Committee and Trust Committee.

Mr. Herde holds an accounting degree, is a certified public accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller.  He served as the Chief Financial Officer from 1993 until his retirement from Baptist in September 2016.  He now serves as the Vice President of Finance for the Kentucky Hospital Association.  He has extensive experience in financial reporting and corporate finance.  Mr. Herde chairs the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also serves on the Nominating and Corporate Governance Committee of Bancorp.

Mr. Hillebrand was appointed Chief Executive Officer of Bancorp and the Bank effective October 1, 2018. He joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is the President of the Catholic Education Foundation of Louisville. From February 2002 until his retirement in January 2014, he served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville. Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. during his professional financial career spanning nearly 35 years. His extensive experience in business leadership, financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also chairs the Compensation Committee of Bancorp.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction. A registered professional civil engineer, he began his career at Hall in 1986. Mr. Priebe has had extensive involvement with many civic organizations throughout his career. He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor. Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board. Mr. Priebe serves on the Compensation Committee and chairs the Nominating and Corporate Governance Committee of Bancorp.

Mr. Schutte is Chief Executive Officer of GeriMed, Inc., a nationwide group purchasing organization specializing in long-term care pharmacy services for independent pharmacies that serve long-term care providers, such as nursing homes, assisted living facilities, and hospice, as well as prison populations. In February 2017, he founded MainPointe Pharmaceuticals, a national company that markets and distributes pharmaceuticals as well as over-the-counter products and supplements. He also previously served as Chairman of the Board of VistaPharm, for which he was the largest shareholder, until it was sold in December 2015. Mr. Schutte is also involved in numerous commercial real estate development projects in the Louisville area and elsewhere. His entrepreneurial skills and insights and strong reputation in the Louisville business community are beneficial to the Board. He serves on the Audit Committee and Compensation Committee of Bancorp.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing headquartered in Louisville. This family-owned business was founded in 1947 and operates 14 locations in North America with offices in Europe and Asia. The company produces leather and finished products used by the military and general population. Mr. Tasman’s extensive knowledge of consumer demands and global business trends brings a unique perspective to the Board. He serves on the Compensation Committee of Bancorp and chairs the Bank’s Risk Committee.

Ms. Thompson joined the Bank in 1992 as Manager of the Wealth Management and Trust Department, at which time the trust department had $200 million in assets under management. Under her leadership, the department has grown to $2.8 billion in assets under management and is one of the most profitable bank-owned trust companies in the country. Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES

ITEM 2. RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. The firm of BKD, LLP has served as the Company’s auditors since June 7, 2018. Representatives of BKD, LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of BKD, LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, we are submitting the selection of BKD, LLP to the shareholders for ratification as a matter of sound corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BKD, LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF BKD, LLP

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement. We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment regarding our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements. Our current policy is to hold an advisory vote on executive compensation each year. We expect to hold the next advisory vote at our 2020 annual meeting of shareholders. Following is a summary of some of the key points of our 2018 executive compensation program. See the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement for more information.

The pay-for-performance compensation philosophy of the Compensation Committee supports Stock Yards Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure that compensation of Stock Yards Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Stock Yards Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength.  Our executive compensation program has been designed to align managements’ interests with those of our shareholders. In addition, the program seeks to mitigate risks related to compensation. In designing the 2018 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2018.

We believe that the information provided regarding executive compensation in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Stock Yards Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Stock Yards Bancorp, Inc. Proxy Statement pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of December 31, 2018 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our directors and executive officers as a group; and directors, executive officers and employees as a group. “Executive officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the current directors, nominees for election as directors and named executive officers of Stock Yards Bancorp, see the following tables.

	Amount and Nature		Percent of
	of Beneficial		Stock Yards Bancorp
Name of Beneficial Owner	Ownership		Common Stock (1)

BlackRock, Inc.	1,634,286	(2)	7.2%
55 East 52nd Street
New York, NY 10055

Stock Yards Bank & Trust Company	1,210,190	(3)	5.3%
1040 East Main Street
Louisville, KY 40206

Directors and executive officers of Bancorp and the Bank as a group (18 persons)	1,932,009	(4)	8.3%

Directors, executive officers, and employees of Bancorp and the Bank as a group (541 persons)	2,725,994	(4) (5)	11.7%

(1)

Shares of Stock Yards Bancorp Common Stock subject to stock options and stock appreciation rights (“SARs”) that are currently exercisable or may become exercisable within the following 60 days under Stock Yards Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by the person and group holding such options and SARs but are not deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by any other person or group.

(2)	Based upon Schedule 13G/A filed with the SEC as of December 31, 2018.

(3)

The Bank holds these shares in its various fiduciary capacities as agent, personal representative, custodian and trustee. Of these shares, (a) all are held with sole voting power, (b) 812,056 shares are held with sole investment power, and (c) 193,268 shares are held with shared investment power.

(4)

Includes 413,304 shares held by directors and executive officers subject to outstanding stock options and SARs that are currently exercisable or may become exercisable within the following 60 days and 73,627 shares held in KSOP accounts.

(5)

The shares held by the group include those described in note (4) above and 270,341 shares held by non-executive officers and employees of the Bank. In addition, includes 73,568 shares subject to stock options and SARs rights that are currently exercisable or may become exercisable within the following 60 days held by non-executive officers of the Bank and 450,076 shares held by non-executive officers and employees of the Bank in their KSOP accounts, with sole voting power and investment power. Stock Yards Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of Stock Yards Bancorp, Inc.’s Common Stock as of December 31, 2018 by each current director, each nominee for election as director and each named executive officer. Messrs. Edinger and Northern have reached the mandatory retirement age for directors and are not standing for re-election at the Annual Meeting.

Name	Number of Shares Beneficially Owned (1) (2) (3) (4)		Percent of Stock Yards Bancorp Common Stock

Paul J. Bickel III	10,159	(6)	(5)
J. McCauley Brown	10,741	(7)	(5)
Nancy B. Davis	136,022		(5)
William M. Dishman III	69,554		(5)
Charles R. Edinger III	352,573	(8)	1.53%
David P. Heintzman	329,246	(9)	1.43%
Donna L. Heitzman	7,038		(5)
Carl G. Herde	53,116		(5)
James A. Hillebrand	196,245	(10)	(5)
Richard A. Lechleiter	24,465	(11)	(5)
Richard Northern	45,803		(5)
Philip S. Poindexter	81,679		(5)
Stephen M. Priebe	19,055		(5)
John L. Schutte	79,189	(12)	(5)
Norman Tasman	305,960	(13)	1.33%
Kathy C. Thompson	85,316		(5)

(1)

Includes, where noted, shares in which members of the director’s, nominee’s or executive officer’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed directors, nominees or executive officers in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)

Includes shares subject to outstanding stock options and SARs that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under Stock Yards Bancorp’s Stock Incentive Plan(s) as follows:

Name	Number of Stock Options and SARs	Number of Unvested Restricted Stock Grants
Bickel	200	725
Brown	900	725
Davis	30,244	-
Dishman	41,885	-
Edinger	-	725
Heintzman	140,182	-
Heitzman	400	725
Herde	-	725
Hillebrand	104,707	-
Lechleiter	-	725
Northern	1,500	725
Poindexter	43,902	-
Priebe	1,500	725
Schutte	-	-
Tasman	-	725
Thompson	15,450	-

(3)	Includes shares held in Directors’ Deferred Compensation Plan as follows:

Number
Name	of Shares
Bickel	1,154
Brown	2,002
Edinger	39,969
Heintzman	68,686
Heitzman	3,013
Herde	21,934
Lechleiter	18,950
Northern	20,273
Priebe	14,137
Schutte	529
Tasman	64,715

(4)	Includes shares held in the Company’s KSOP as follows:

Number
Name	of Shares
Davis	440
Dishman	6,199
Heintzman	12,451
Hillebrand	21,471
Poindexter	12,262
Thompson	31,943

(5)	Less than one percent of outstanding Stock Yards Bancorp Common Stock.
(6)	Includes 7,500 shares held jointly by Mr. Bickel and his wife.
(7)	Includes 3,987 shares owned by Mr. Brown’s wife.
(8)	Includes 104,901 shares owned by Mr. Edinger’s wife.
(9)	Includes 35,070 shares owned by Mr. Heintzman’s wife.
(10)	Includes 21,950 shares held jointly by Mr. Hillebrand and his wife; 11,634 shares owned by Mr. Hillebrand’s wife; and 586 shares held as custodian for children.
(11)	Includes 1,300 shares held as custodian for children and 1,300 shares owned by Mr. Lechleiter’s mother.
(12)	Includes 2,250 shares owned by Mr. Schutte’s wife.
(13)	Includes 89,038 shares held jointly by Mr. Tasman and his wife; and 7,027 shares held as custodian for their son.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our directors and persons who own more than 10% of a registered class of Stock Yards Bancorp’s Common Stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2018.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) reflects our 2018 executive compensation program with respect to the named executive officers (“NEOs”) whose compensation is detailed in the compensation tables that follow the CD&A. In this discussion, we explain our compensation philosophy and program, factors considered by the Compensation Committee (the “Committee”) in making compensation decisions and additional details of our practices.

Our 2018 NEOs are:

●	James A. Hillebrand, Chief Executive Officer (“CEO”);
●	David P. Heintzman, Executive Chairman (1);
●	Nancy B. Davis, Chief Financial Officer (“CFO”);
●	Philip S. Poindexter, President;
●	Kathy C. Thompson, Senior Executive Vice President and Manager of the Wealth Management and Trust (“WM&T”) Department; and
●	William M. Dishman III, Executive Vice President and Chief Risk Officer.

(1)

Mr. Heintzman retired as CEO effective September 30, 2018 but continued as Executive Chairman through December 31, 2018. After December 31, 2018, he remains Chairman of the Board of Directors but is no longer an employee of the Company.

Executive Summary

2018 Business Highlights

●	Record EPS and exemplary performance metrics;

Year Ended December 31,	2018	2017
Net income per share, diluted (“EPS”)	$2.42	$1.66
Return on average equity (“ROAE”)	16.00%	11.61%
Return on average assets (“ROAA”)	1.76%	1.25%

●	6% year over year loan growth, helping drive interest income 17% higher for the year;

●	Consistently strong net interest margin;

●	Credit quality remained at historically strong levels; and

●	Continued growth in fee income, led by the Wealth Management and Trust Group.

The Company’s 2018 ROAA continued our long term trend of significantly outperforming the community bank market as a whole, as measured by our compensation peer group (see page 23 for a listing of the compensation peer group). The following chart illustrates the Company ROAA compared to that of its compensation peer group.

	Compensation Peer Group			Stock Yards Bancorp
2018 ROAA	1.10%	1.28%	1.46%	1.76%
Percentile	25th	50th	75th	98th

The Company’s performance in 2018 represents a premium on earnings measured against the peer median.

Additionally, the graphs below illustrate superior long-term performance of the Company.

Mix of Pay

We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay. The charts below represent the mix of 2018 direct compensation at Target and Maximum performance.

2018 Target Compensation (1)

2018 Maximum Compensation (1)

(1)

These graphs exclude the effects of transition of certain employees as a result of the prior CEO’s retirement effective September 30, 2018. Target and Maximum Compensation will be at same percentages for new executives as it was for their predecessors in the same positions.

As demonstrated above, variable pay at Target for the CEO represents 52% of direct compensation. However, when the Bank performs at Maximum, payouts for variable pay significantly increase commensurate with that outperformance. Short-term cash compensation can maximize at 100% of base salary, and long-term equity awards maximize at 130% of base salary for the CEO. At Maximum, base salary, or fixed pay, represents 31% of direct compensation for the CEO, while variable, or at-risk pay, represents 69% of direct compensation, clearly rewarding superior performance.

Say On Pay Results

At the 2018 Annual Meeting of Shareholders, 91.83% of the votes were cast in favor of the advisory vote to approve executive compensation, commonly known as “Say on Pay.” This vote is consistent with the 2017 result. The Committee believes its compensations practices are properly aligned with the interests of shareholders, and that the high level of shareholder support of our 2018 Say on Pay proposal indicates that most shareholders share the Committee’s view.

Recently Adopted Governance Best Practices

The Committee continually reviews its policies and procedures to ensure they are consistent with strong corporate governance guidelines. This also includes education around governance best practices and their bearing on the Company.

In 2018, the Company asked shareholders to approve an annual vote for “Say on Pay”, which was approved by the shareholders at its April Annual Shareholders meeting.

In 2018, the Committee raised the share ownership guidelines for executive officers. The CEO moved from three (3) times base salary to four (4) times base salary and all executives moved from two (2) times base salary to three (3) times base salary. Newly promoted or hired executives will have five (5) years to reach their goals.

In 2018, the Committee approved an amendment to the 2015 Omnibus Equity Compensation Plan to allow dividends to accrue but prohibit payment of dividends on nonvested equity awards. Also in 2018, the Nominating and Corporate Governance Committee amended the provisions of the Company’s corporate governance guidelines regarding independent director common stock ownership requirements. The revised guidelines require new directors to join the Board with the greater of 1,000 shares or $50,000 of Company stock and own Company stock valued at $200,000 or more within three years of joining.

Beginning with grants made in 2015, all of our performance share grant agreements were modified to require all NEOs to hold any shares earned after the three year performance period for a period of 12 months (net of shares withheld for taxes). We instituted this policy to further encourage an ownership culture among our executive team, and to enhance long-term alignment between executives and shareholders.

Connecting Pay and Performance

As shown throughout this document, Stock Yards Bancorp continues to be one of the top-performing banks in the country with regard to generating corporate profits for shareholders. In conjunction, our shareholders have been rewarded with strong results over the long term. Historically, Stock Yards has traded at a premium to its peers on price to tangible book value basis. As the Bank has grown and more institutional ownership has occurred, the Bank is trading more in line with peers on this basis despite superior financial performance.

	Median Total Shareholder Return of Peer Groups (1)
	One Year Ended December 31, 2018	Three Years Ended December 31, 2018

Compensation Peer Group (2)	(8.56%)	53.5%
Midwest banks $1.5-$7.0 billion in assets (3)	(13.2%)	34.9%
Nationwide banks $1.5-$7.0 billion in assets (4)	(12.7%)	36.9%
Stock Yards Bancorp	(10.6%)	39.8%

Source: S&P Global Market Intelligence. Market pricing data as of 12/29/18.

(1)

Total Shareholder Return equals the return of a security over a period, including price appreciation and the reinvestment of dividends. Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend.

(2)	See page 23 for a listing of the compensation peer group.

(3)	Midwest peers representing 40 major exchange-traded banks (NASDAQ, NYSE and NYSEAM) headquartered in the Midwest with total assets between $1.5B and $7.0B. Excludes merger targets.

(4)	Nationwide peers representing 144 major exchange-traded banks (NASDAQ, NYSE and NYSEAM) headquartered in the U.S. with total assets between $1.5B and $7.0B. Excludes merger targets.

The Committee believes stock price closely mirrors earnings growth over the long term, and management should be incented with respect to performance measures related to the operations of the Company. Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance. Often, price-to-earnings and price-to-book ratios expand or contract based on economic and broad market conditions, and the entire financial services sector is impacted to some degree. We believe our earnings per share growth aligns management’s interests with shareholders and drives total return over the long term, and feedback provided by our investors and analysts indicates that they share this philosophy.

Additionally, the Committee believes that it uses appropriately challenging targets in setting goals for both short-term and long-term incentives, and that the Company’s financial results must significantly exceed peer median performance in order to achieve Target-level awards. For example, under the Company’s performance share goals, executives do not achieve Target award vesting unless our ROAA exceeds the 75th percentile of our comparator group (which is comprised of all public banks with $1.5 to $7.0 billion in assets), and no awards are earned if our ROAA does not exceed the 50th percentile of our comparator group.

Compensation Philosophy and Process

Objective of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

●	To attract, retain, and motivate top executive talent;
●	To link overall compensation to company performance;
●	To align executive interests with shareholder interests;
●	To place at risk a significant portion of total compensation, making it contingent on Company performance while remaining consistent with our risk management policies; and
●	To support the Company’s objective of creating shareholder value without taking unnecessary risks.

The Committee believes that Bancorp’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee assists our Board in establishing the compensation of our executive officers. The Compensation Committee is responsible for annually assessing the performance of the eight executive officers including the NEOs and for determining their annual salary, incentive (short- and long-term) compensation goals and payout/grant levels. Each of the four members of our Compensation Committee is independent as is defined under NASDAQ listing standards. The Compensation Committee retains an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

In 2017, the Compensation Committee engaged McLagan to provide executive compensation consulting services regarding our 2018 compensation programs and pay levels. The scope of McLagan’s executive compensation consulting assignment included the ongoing evaluation of the appropriateness of our peer group of banks as well as a comparison of management’s base salaries, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group (see page 23). The Compensation Committee used data developed by McLagan in its determination of overall competitive pay practices.

McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with Bancorp or its management. The Compensation Committee has assessed the independence of McLagan and has concluded that McLagan’s work did not involve any conflicts of interest.

Compensation Committee Actions

The Compensation Committee held seven meetings during 2018, and its actions included finalizing all aspects of 2018 executive compensation based on recommendations made by McLagan. In addition, the Committee reviewed its compensation philosophy with McLagan, reviewed the Committee charter, reviewed the company-wide retirement plan programs, reviewed the 2019 Bancorp operating budget and its effect on incentive compensation programs for 2019 (including setting the EPS benchmarks for short-term compensation payouts), discussed executive succession planning, and received education on compensation trends, compliance issues and best practices.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the CEO, who provides administrative support to the Compensation Committee. The CEO attends Compensation Committee meetings to discuss Bancorp’s compensation and performance matters. The general counsel of Bancorp works with the Committee Chair to provide administrative support and, along with other executives, provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation. The Committee regularly conducts a portion of its business in executive session.

For each executive officer other than himself, the CEO makes recommendations to the Compensation Committee regarding base salary. The Compensation Committee reviews recommendations made by the CEO and information from the executive compensation consultant review. The Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance, and competitive market data.

Peer Selection Process

Each year the Compensation Committee re-evaluates and updates the peer group, with the consultant’s guidance, to ensure ongoing relevance. The Compensation Committee uses this information for making compensation decisions, such as changes to base salaries, annual cash incentive awards, and long-term equity awards.

For 2018 compensation, the Committee worked with the consultant in 2017 to select peer banks using the following criteria:

●	Located in the continental United States;
●	Total revenue from $75 to $300 million;
●	Total assets less than $7 billion;
●

Location in a metropolitan area with a population of 200,000 or more. Bancorp competes against money center, regional, and community banks in its three primary markets. Competition for talented executives is greater in larger markets than in smaller communities, which often drives higher levels of compensation in those larger markets;

●

Insider ownership less than 35% with no single holder owning more than 15%. Certain banks comparable in size to Bancorp are controlled by a family or other group and pay for top executives may not be indicative of market conditions if the executive is also a substantial owner;

●	Non-interest income greater than 15% of revenue;
●	Market capitalization greater than $350 million;
●	Non-performing assets / total assets less than 3.0%; and
●	Return on average assets greater than 0.5%.

The table below lists the peer banks approved by the Compensation Committee for 2018.

Atlantic Capital Bancshares, Inc.	National Commerce Corporation
Bryn Mawr Bank Corporation	Nicolet Bankshares, Inc.
Carolina Financial Corporation	Peapack-Gladstone Financial Corporation
CenterState Bank Corporation	People’s Utah Bancorp
City Holding Company	QCR Holdings, Inc.
CoBiz Financial Inc.	Sandy Spring Bancorp, Inc.
Enterprise Financial Services Corp.	Seacoast Banking Corporation of Florida
Farmers National Banc Corp.	Southside Bancshares, Inc.
First Busey Corporation	State Bank Financial Corporation
Guaranty Bancorp	United Community Financial Corp.
Heritage Financial Corporation	Univest Corporation of Pennsylvania
National Bank Holdings Corporation	Washington Trust Bancorp, Inc.

  The asset size, net income and market capitalization of the Peer Group as of December 31, 2018 compared to our asset size, net income and market capitalization is set forth in the table below. CoBiz Financial Inc., Guaranty Bancorp and State Bank Financial Corporation were acquired in 2018 and thus are excluded from the table.

Peer Bank	Total Revenue (1)	Total Assets (1)	Net Income (1)	Market Capitalization (1)
Bank Name, Ticker Symbol, State	As of year end 2018	As of year end 2018	For year ended 2018	As of year end 2018
Atlantic Capital Bancshares, Inc. (ACBI) GA	$86	$2,955	$28.5	$414.0
Bryn Mawr Bank Corporation (BMTC) PA	225	4,653	63.8	693.6
Carolina Financial Corporation (CARO) SC	174	3,791	49.7	662.4
CenterState Bank Corporation (CSFL) FL	518	12,338	156.4	2013.1
City Holding Company (CHCO) WV	199	4,901	70.0	1119.0
Enterprise Financial Services Corp. (EFSC) MO	230	5,646	89.2	858.4
Farmers National Banc Corp. (FMNB) OH	104	2,329	32.6	354.1
First Busey Corporation (BUSE) IL	331	7,702	98.9	1,199.4
Heritage Financial Corporation (HFWA) WA	219	5,318	53.1	1,095.9
National Bank Holdings Corporation (NBHC) CO	268	5,677	61.5	949.8
National Commerce Corporation (NCOM) AL	170	4,211	44.9	747.4
Nicolet Bankshares, Inc. (NCBS) WI	146	3,097	41.4	463.4
Peapack-Gladstone Financial Corporation (PGC) NJ	159	4,618	44.2	486.9
People’s Utah Bancorp (PUB) UT	123	2,184	40.6	564.7
QCR Holdings, Inc. (QCRH) IL	184	4,950	43.1	504.4
Sandy Spring Bancorp, Inc. (SASR) MD	322	8,243	100.9	1,113.5
Seacoast Banking Corp. of Florida (SBCF) FL	262	6,748	67.3	1,336.4
Southside Bancshares, Inc. (SBSI) TX	213	6,124	74.1	1,070.8
United Community Financial Corporation (UCFC) OH	111	2,811	37.2	434.8
Univest Corporation of Pennsylvania (UVSP) PA	218	4,984	50.5	631.4
Washington Trust Bancorp, Inc. (WASH) RI	194	5,011	68.4	822.4
Median	$199	$4,950	$53.1	$747.4
Stock Yards Bancorp, Inc.	$160	$3,303	$55.5	$746.2

Source: S&P Global Market Intelligence

On a total asset basis, Bancorp is smaller than the median of the peer group; however, on annual revenue, net income and market capitalization the Company approximates the median. As shown below, Bancorp ranks well above the 90th percentile of the peer group on a ROAA and ROAE basis. For 2018 and consistently for many years, Bancorp has consistently performed above the 90th percentile of not only this peer group but a broader peer group of similar sized banks.

	Total Assets (1) 2012Y (in millions)	ROAA 2012Y (%)	ROAE 2012Y (%)
25th percentile	$3,791	1.10%	9.28%
50th percentile	$4,950	1.28%	10.13%
75th percentile	$5,677	1.46%	12.10%
Stock Yards Bancorp	$3,303	1.76%	16.00%

(1)	Dollars in millions

Benchmarking 2018 Compensation

The Compensation Committee considers a number of factors in determining appropriate pay levels and plan designs for our executive officers. These factors include competitive compensation data from peer companies and the banking market in general. The Compensation Committee does not view competitive market prescriptively or tie the compensation levels of our executives to specific market percentiles. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, internal pay equity, skill sets, leadership potential and succession planning.

Compensation Components

Compensation Component	Purpose	Link to Performance	Fixed or Performance Based	Short or Long-term

Base salary	Attract and retain executives through market competitive payments	Based on each executive's performance and responsibilities. Used as a basis for short and long-term incentive award goals.	Fixed	Short-term

Cash incentives	Reward executives for achievement of certain annual financial goals

Incentives are 100% quantitative to goals important for near term financial success. Includes a measurement of our corporate performance for all executives, as well as business line performance for certain executives.

			Performance	Short-term

Performance stock units	Reward executives for sustained long-term performance while aligning the value of awards with the success of our shareholders	Awards vest based on achievement of three-year goals on EPS growth and Return on Assets versus peers.	Performance	Long-term

Stock appreciation rights	Align interests of executives with shareholders by rewarding increases in our stock price.	Awards only have value if stock price increases.	Performance	Long-term

Other executive compensation	Primarily Company-matching retirement contributions	Success of Company allows it to approve benefit plan matching levels.	Linked to performance	Short and long-term

Base Salary

We provide a base salary as the fundamental element of executive compensation. In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution. Salaries are the basis from which incentives and other select benefits are derived.

Executive	2017 Base Salary	2018 (1) Base Salary Initial	2018 (1) Base Salary Post-CEO Transition
Hillebrand	$400,000	$412,000	$540,000
Heintzman	$561,000	$572,000	$200,000
Davis	$280,000	$302,000	$302,000
Poindexter	$300,000	$309,000	$385,000
Thompson	$360,000	$364,000	$364,000
Dishman	$270,000	$275,000	$275,000

(1)

In conjunction with the retirement of Mr. Heintzman as CEO on September 30, 2018, and the promotions of Messrs. Hillebrand and Poindexter, the base salaries show before and after of their salary adjustment effective October 1, 2018.

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver variable compensation that is conditioned on the attainment of certain financial, departmental and/or operating results of Bancorp. Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties. The table below summarizes the short-term incentive targets and actual payments for 2018 performance.

	Target % of Base Salary (1)	Target $	Actual Earned
Hillebrand	40%/50%	$188,700	$229,320
Heintzman	50%	$239,500	$343,200
Davis	30%	$90,600	$108,720
Poindexter	35%/40%	$118,900	$152,133
Thompson	35%	$127,400	$133,770
Dishman	30%	$82,500	$111,705

(1)

Messrs. Hillebrand and Poindexter’s target was adjusted during 2018 in conjunction with their promotions effective October 1, 2018. The calculation for their 2018 awards was pro-rated based on nine months of service in their initial 2018 roles and three months of service in the new roles as shown below.

Mr. Heintzman, Ms. Davis and Mr. Hillebrand

For 2018, the determination as to whether cash incentives would be paid to Mr. Heintzman and two non-line of business executive officers, Ms. Davis and Mr. Hillebrand, was based solely upon the achievement of diluted earnings per share (“EPS”) objectives as set forth below.

The Committee strongly supports the use of EPS exclusively in the determining short-term cash incentive for certain executives without specific line of business oversight. The Committee believes that EPS, over the long-term, drives total shareholder return. Oftentimes boards use several goals to focus management on specific operational objectives while also balancing credit quality and other risks. With virtually all areas of the Company operating at high performance levels and operating ratios at superior levels, growth in EPS should be, and is, the primary focus of the management team. Establishing the appropriate mix of revenue growth, expense control measures, risk profile and other tactics should result in higher EPS over time. Therefore, the Committee believes aligning pay with EPS growth gives management the appropriate incentive to make the best decisions.

Target performance level for the diluted EPS goal represented a 43.4% increase in diluted EPS over 2017. The target performance goal appears very high but includes the impact of the 2017 tax law change. 2017 was impacted negatively by the write down of the Company's deferred tax asset while 2018 was positively impacted by the lowering of federal statutory income tax rate to 21%. The Committee approximated that excluding these two events target EPS represented a 5.8% year-over-year increase in EPS. The Committee believed these goals to be appropriately challenging.

Under the transition agreement Mr. Heintzman will receive a bonus of 2018 performance based on his full base salary in effect at the beginning of the year. Mr. Hillebrand will receive a bonus 75% based on his base salary and incentive opportunity in his initial 2018 role and 25% based on his new salary and incentive opportunities effective with his promotion to CEO.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher EPS levels, further reinforcing the Committee’s pay-for-performance philosophy. EPS targets and corresponding bonus percentages for 2018 were as follows:

			Bonus as a Percentage of Base Salary
	Bancorp EPS	EPS Growth	Mr. Heintzman	Ms. Davis	Mr. Hillebrand
					01/01/18-09/30/18	10/01/18-12/31/18

Threshold	$2.27	36.7%	10%	6%	8%	10%
	$2.30	38.6%	20%	12%	16%	20%
	$2.33	40.4%	30%	18%	24%	30%
	$2.36	42.2%	40%	24%	32%	40%
Target	$2.38	43.4%	50%	30%	40%	50%
	$2.40	44.6%	60%	36%	48%	60%
	$2.43	46.4%	70%	42%	56%	70%
	$2.45	47.6%	80%	48%	64%	80%
	$2.47	48.8%	90%	54%	72%	90%
Maximum	$2.50 or greater	50.6%	100%	60%	80%	100%
Actual Results	$2.42	45.8%	60%	36%	48%	60%

For 2018, based on these EPS results, the following incentive payments were made:

Name	2018 Base Salary	Incentive Percentage	Weighting for Year	Incentive Payment
Heintzman	$572,000	60%	100%	$343,200
Davis	$302,000	36%	100%	$108,720

Hillebrand
01/01/18→09/30/18	$412,000	48%	75%	$148,320
10/01/18→12/31/18	$540,000	60%	25%	$81,000
			100%	$229,320

Mr. Poindexter

The Committee believes its incentive matrix plan for Mr. Poindexter drives achievement of the Company’s annual performance goals to support its strategic business objectives and promote the attainment of specific financial goals while encouraging teamwork, policy compliance and risk avoidance. Mr. Poindexter’s incentive is weighted 75% for his line of business and 25% for overall Company performance. Having a bank wide goal encourages referrals across department lines which ultimately return a higher EPS to the Bancorp.

Line of Business Component

Prior to his promotion to President, Mr. Poindexter was Executive Vice President and Chief Lending Officer. Mr. Poindexter’s line of business bonus consists of a matrix of all areas of his responsibility in that role including: Commercial Banking, Private Banking, Corporate Cash Management, International, and Correspondent Banking. The Commercial Banking areas are the source of significant loan and deposit growth. This matrix was used to determine his short term cash incentive for the first nine months of 2018, prior to his promotion. Net interest income comprises approximately two-thirds of the Company’s consolidated revenues. Growth in these areas significantly impacts the profitably of the Company. Mr. Poindexter’s matrix assigned various weights to several categories including: net loan and deposit growth, related fee income, credit quality and overall management. The program required attainment of a minimum of 50 points in aggregate for any incentive bonus to be paid. Additionally, certain point deductions are considered to promote asset quality including deductions for higher than expected loan provisioning and non-compliance with established customer service standards. Conversely, better than expected credit quality provided additional points. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive for his line of business component equal to 26.25% of base salary. Goals are considered appropriately challenging and difficult to achieve.

The loan growth component of Mr. Poindexter’s incentive plan is weighted the highest. This goal is based on growth of loans outstanding rather than gross loan production. More specifically, loan growth is measured as average loans outstanding year over year. Record loan production totaled $769 million in 2018, an increase of 16% over 2017. Average loan balance growth for the year was 9.4% with most of that increase occurring in the first and second quarters.

The following is a summary of Mr. Poindexter’s performance under the short-term incentive plan.

Specific Components	Component Weight at Target Performance	Departmental Points Earned
Loan growth	50%	100.00
Non-interest deposit growth	15%	0.00
Interest bearing deposit growth	5%	0.00
Loan fees	5%	7.17
Deposit service charge revenue	5%	5.74
Corporate cash management revenue	5%	6.44
Credit card revenue	5%	3.05
Credit quality	10%	11.72
Total	100%	134.12

The following summarizes the line of business component of Mr. Poindexter’s parameter of the plan.

Bonus as a Percentage of Salary
Threshold	Target	Maximum	Actual
50	100	200	134.12
13.125%	26.25%	52.50%	35.21%

EPS Component

With commercial banking being the largest contributor to earnings, the Committee believes it is important to keep Mr. Poindexter not only focused on growth but on expense control as well. Additionally, this component is extremely sensitive to asset quality as higher provisioning and chargeoffs directly impact EPS.

	Bancorp	EPS	Bonus as Percentage of Base Salary
	EPS	Growth	Prior to promotion	With promotion
Threshold	$2.27	36.7%	1.75%	8%
	$2.30	38.6%	3.50%	16%
	$2.33	40.4%	5.25%	24%
	$2.36	42.2%	7.00%	32%
Target	$2.38	43.4%	8.75%	40%
	$2.40	44.6%	10.50%	48%
	$2.43	46.4%	12.25%	56%
	$2.45	47.6%	14.00%	64%
	$2.47	48.8%	15.75%	72%
Maximum	$2.50 or greater	50.6%	17.50%	80%
Actual Results	$2.42	45.8%	10.50%	48%

For 2018, Mr. Poindexter achieved 134.12 points under his line of business matrix plan resulting in a bonus equal to 35.21% of salary and 10.50% for his EPS portion. In aggregate, his percentage was 45.71% for the nine months prior to his promotion to President. With his promotion effective October 1, 2018, he was incented 100% for EPS for the last three months of the year. Below summarizes this calculation.

Base Salary	Basis of Bonus	Payout %	% of Year	Total Executive Payment
$309,000	Line of business pts.	35.21%
	EPS	10.50%
		45.71%	75%	$105,933
$385,000	EPS	48.00%	25%	$46,200
				$152,133

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: departmental gross revenues, income before overhead allocations, and consolidated EPS of the Company.

We believe it is important for Ms. Thompson to have both line of business and overall bank performance components to her short-term incentive plan as growth in departmental profitability directly affects the profitability of the Company and significantly enhances shareholder value. Not only is the WM&T department a significant contributor to EPS, but the business referrals from this department to other lines of business are significant; therefore, the Committee believes Ms. Thompson should share in the overall success of the Company. Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance, and the Compensation Committee considers her line of business goals to be appropriately challenging to attain. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 35% of base salary. Respective targets and corresponding bonus percentages for Ms. Thompson’s line of business components are as follows:

Line of Business Component

	Gross revenues		Income before overhead allocation and taxes
	Percentage	Bonus as	Percentage	Bonus as
	Increase over	Percentage	Increase over	Percentage
	Prior Year	of Base Salary	Prior Year	of Base Salary
Threshold	2%	2.63%	2%	2.63%
	3%	5.25%	4%	5.25%
	4%	7.88%	5%	7.88%
	5%	10.50%	6%	10.50%	%
Target	6%	13.13%	7%	13.13%
	8%	15.75%	8%	15.75%
	9%	18.38%	9%	18.38%
	10%	21.00%	10%	21.00%
	11%	23.63%	11%	23.63%
Maximum	12% or greater	26.25%	12% or greater	26.25%
Actual Results	5%	10.50%	8%	15.75%

EPS Component

			Bonus as
	Bancorp	EPS	Percentage of
	EPS (1)	Growth	Base Salary
Threshold	$2.27	36.7%	1.75%
	$2.30	38.6%	3.50%
	$2.33	40.4%	5.25%
	$2.36	42.2%	7.00%
Target	$2.38	43.4%	8.75%
	$2.40	44.6%	10.50%
	$2.43	46.4%	12.25%
	$2.45	47.6%	14.00%
	$2.47	48.8%	15.75%
Maximum	$2.50 or greater	50.6%	17.50%
Actual Results	$2.42	45.8%	10.50%

In summary, the following details the components of Ms. Thompson’s 2018 short term cash incentive.

Line of business gross revenue	10.50%
Line of business income before overhead allocation and taxes	15.75%
EPS component	10.50%
Total	36.75%

For 2018, Ms. Thompson received a cash incentive of $133,770.

Mr. Dishman

Mr. Dishman, as Chief Risk Officer, is responsible for the management of all risks throughout the organization. His bonus is 60% weighted to the EPS of the bank as ultimate resolution of risk directly impacts the earnings of the Company. Lending is the primary day to day risk that he oversees along with his staff of credit officers, therefore his bonus (20%) is based on credit quality of the loan portfolio. This qualitative factor is measured by how the Provision for Loan and Lease Losses is impacted against the budgeted provision of the Bank. The remaining 20% of his bonus is based on loan production. This factor was added to his matrix to motivate him and his staff to expedite the decision process to either approve or deny loan. In addition, it encouraged a well disciplined approach to the types of loans the Bank was pursuing and encouraged the lending staff to follow the guidelines. This factor was added several years earlier and has produced very positive results. In 2018, the loan review function of the Bank did not report to Mr. Dishman, therefore the Committee was satisfied that adequate internal controls were in effect to mitigate any conflicts.

The following is a summary of Mr. Dishman’s performance under the short term incentive plan.

Specific Component	Component Weight at Target performance	Bonus at Target	Incentive Earned
EPS Component	60%	18%	21.60%
Asset Quality	20%	6%	7.04%
Loan portfolio growth	20%	6%	11.98%
Total	100%	30%	40.62%

For 2018, Mr. Dishman achieved a cash bonus of 40.62% of his base salary of $111,705.

Long-Term Incentives

The Committee believes that long-term incentive stock awards effectively align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of the Company's Common Stock and to have a meaningful interest in the future of the Company.  In addition, equity awards allow Bancorp to effectively compete for executive talent both with other publicly traded banks, that regularly offer equity as part of the executive compensation program, and non-public banks whose lack of equity awards can put them at a competitive disadvantage.

Committee’s Equity Award Philosophy

The Company’s 2015 Omnibus Equity Compensation Plan is aligned with shareholders’ interests in the following ways:

●	Includes a double-trigger for accelerated vesting upon a change in control;
●	Includes a clawback policy;
●	Requires a minimum vesting period of one year;
●	Excludes liberal share recycling; and
●	Prohibits repricing of SARs or options or buy-out of underwater awards without shareholder approval.

In addition, our grant practices demonstrate a commitment to performance-based compensation tied to long-term shareholder value.

●	The Committee will generally require a minimum post-vesting holding period of one year in certain grant agreements for executive officers (net of a portion which may be sold to pay income taxes);
●	Executives receive SARs which gain value only through stock price appreciation;
●

Vesting of annual performance unit grants to executives is based on three-year measurements of earnings per share growth and return on assets relative to peers, both of which should contribute to increases in shareholder value;

●	SARs rights vest over five years; and
●	No dividends are accrued or paid on performance unit grants until grants are earned.

2018 Equity Awards

In 2018, the Committee continued its historical practice of having performance-based awards at target constitute 75% of the grant date value of the total long-term award and SARs rights represent 25% of the total long-term award. The Committee favors continuing the use of SARs because they directly align the interests of executives with shareholders’ interests as value is only realized through a rising stock price.

The long-term incentive award was determined as a percentage of the participant’s 2018 base salary and was expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares are not distributable. The following table summarizes the equity awards made to NEOs under the 2015 Omnibus Equity Compensation Plan.

2018 Grant Summary

	PSUs at Target (1)		SARs (2) (3)
	Number Granted	Fair Value	Number Granted	Fair Value
Hillebrand	4,703	$ 148,333	32,423	$ 187,437
Heintzman	8,162	257,429	12,883	85,801
Davis	2,585	81,531	4,081	27,179
Poindexter	3,086	97,332	22,372	129,048
Thompson	3,636	114,679	5,739	38,222
Dishman	2,354	74,245	3,716	24,749

(1)

Because grantees are not entitled to dividend payments during the performance period and have a one-year post vesting holding period, the fair value of these performance stock units (“PSUs”) is estimated based upon the fair value of the underlying shares on the date of the grant.

(2)	SARs are valued using Black-Scholes option pricing model.

(3)

In addition to the historic practice of SAR grants, the Compensation Committee awarded Messrs. Hillebrand and Poindexter a special grant of SARs in conjunction with their new positions due to the retirement of Mr. Heintzman. The purpose of the awards was to recognize their contributions to the organization and their assumption of additional leadership responsibilities. In addition, the awards further align their economic interests with those our shareholders. See note (2) to the Summary Compensation Table on page 37 for details of grants. These special grants include an exercise price established at a 10% premium to the market price at time of grant. The use of premium pricing further encourages them to grow the value of our business because the awards will have no value until our stock price grows at least 10% from the grant date stock price. This 10% premium to market reduced the fair value of the awards as compared with grants at market value.

Performance Stock Units (“PSUs”)

In 2018, the Committee granted PSUs to each of the NEOs under the following terms:

Performance period:	Three years, beginning January 1, 2018 through December 31, 2020.

Performance goals at
50% weighting each:

1. Cumulative EPS over the three-year performance period, excluding one-time acquisition costs and the effect, if any, on tax law legislation changes that become effective during the performance period.

2. ROAA over the three-year performance period compared to all public banks $1.5-$7.0 billion in assets as calculated by S&P Global Market Intelligence. Performance will be measured by calculating the simple average of the Company’s ROAAs for the three years in performance period and determining the percentile ranking as compared to peers.

Performance ranges:	The PSUs provide for minimum, target and maximum performance goals as follows:

	Minimum	Target	Maximum

Three year cumulative EPS		See Below
Peer bank ROAA performance percentile	>60%	75%	90%

Three-year EPS performance goals have been established by the Compensation Committee and consider Bancorp’s strategic plan as well as projected growth targets in order to maintain our standard as a top-performing community bank. The EPS goal has defined Minimum, Target and Maximum performance levels. We have elected not to disclose these performance levels for competitive reasons.

The table below summarizes the design of the PSU portion of the 2018 long-term incentive plan (all percentages relate to each executive’s 2018 base salary in effect at January 1, 2018):

	EPS			Bancorp ROAA vs. Peers			Total Value of PSUs that may be Earned, Based on Grant-Date Value, as a % of Base Salary
	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
Hillebrand	7.2%	18.0%	45.00%	7.2%	18.0%	45.00%	14.4%	36.0%	90.00%
Heintzman	9.0%	22.5%	56.25%	9.0%	22.5%	56.25%	18.0%	45.0%	112.50%
Davis	5.4%	13.5%	33.75%	5.4%	13.5%	33.75%	10.8%	27.0%	67.50%
Poindexter	6.3%	15.75%	39.38%	6.3%	15.75%	39.38%	12.6%	31.5%	78.75%
Thompson	6.3%	15.75%	39.38%	6.3%	15.75%	39.38%	12.6%	31.5%	78.75%
Dishman	5.4%	13.5%	33.75%	5.4%	13.5%	33.75%	10.8%	27.0%	67.50%

Shares certified as earned by the Compensation Committee at the end of the performance period will be distributed to PSU participants by March 31 of the year following the performance period. All payouts of PSUs will be made in shares of Bancorp Common Stock based on the percentage earned of the maximum number of shares per participant determined at the beginning of the performance period.

PSUs generally require the executive to remain employed or serve on the Board of Directors until the end of a performance cycle in order to vest and be paid in shares of Common Stock, with prorated awards still paid to those who leave Bancorp mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level (40% of the maximum) if a change in control occurs before a performance cycle ends. Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued. In addition, executives are required to observe a one-year holding period after vesting, net of any shares sold to pay income taxes.

PSUs granted in 2016 vested as of December 31, 2018 and will be certified and distributed by March 31, 2019. Based on preliminary data, recipients will be awarded grants on the EPS portion at “Maximum” and ROAA portion at “Maximum.”

Stock Appreciation Rights (“SARs”)

SARs provide an executive with the right to receive Stock Yards Bancorp Common Stock equal in value to the appreciation in Bancorp stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period. The vesting period of the SARs granted to executives in 2018 is five years and the exercise period is ten years.

Other Executive Benefits

Post-Employment Compensation and Benefits To enhance the objective of retaining key executives, the Company established Change in Control Severance (“CICS”) Agreements, concluding it to be in the best interests of Bancorp, its shareholders and the Bancorp to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event. With these agreements in place, if Bancorp should receive takeover or acquisition proposals from third parties, Bancorp will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The CICS Agreements were updated in 2013 to require a both a significant change in Bancorp’s ownership and termination of employment before executives would receive any payment under the agreements. This approach is commonly referred to as a double-trigger.

Supplemental Retirement Benefits The Bank has a nonqualified deferred compensation plan which, until 2006, merely provided all executive officers, including all NEOs, with the ability to defer a portion of their cash compensation and related taxes, and instead receive such compensation after their employment with the Bank ends or, in certain cases, while still employed by the Bank through in-service distributions. Amendments in 2006 provided executives with Bank contributions for the amount of match they do not receive under the KSOP because of certain limits under the Internal Revenue Code.

In the 1980's, the Bank created a plan (called the Senior Officer Security Plan (“SOSP”)) to enhance the retirement security of certain NEOs by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives' retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income. Once implemented, the benefit amounts were never adjusted and therefore the plan is not expected to yield the level of income replacement contemplated. This plan still covers one current executive officer, Ms. Thompson, and there are no intentions to adjust her payment or add additional participants. Mr. Heintzman, who retired as CEO and is no longer an executive officer, is a participant in this plan and will receive his benefits upon reaching age 60.

Stock Ownership Guidelines

The Committee believes that the executive officers of Bancorp should maintain meaningful equity interests in Bancorp to ensure that their interests are aligned with those of our shareholders. We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Bancorp Common Stock, depending upon the executive’s position. Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Bancorp KSOP plan or an IRA are deemed owned by the executive under the guidelines. In 2018, the Committee raised the ownership guidelines as discussed previously in the CD&A. The CEO is now required to maintain ownership of Common Stock worth four (4) times his base salary versus the three (3) times prior. Each of the other executive officers is required to maintain ownership of Common Stock worth three (3) times his or her base salary versus the two (2) times prior. New or newly promoted officers to an executive level are required to reach the guidelines within five years of attaining executive status. The valuation is based on the closing price on the last trading day of the preceding calendar year.

All officers in the summary compensation table exceeded the applicable guidelines as evidenced below.

	Base salary	Multiplier	Goal	Actual at December 31, 2018
Mr. Hillebrand	$540,000	4	$2,160,000	$2,997,000
Mr. Heintzman (1)	$200,000	4	$800,000	$6,196,000
Ms. Davis	$302,000	3	$ 906,000	$3,464,000
Mr. Poindexter	$385,000	3	$1,155,000	$1,234,000
Ms. Thompson	$364,000	3	$1,092,000	$2,286,000
Mr. Dishman	$275,000	3	$ 825,000	$902,000

(1) Mr. Heintzman retired as CEO effective September 30, 2018 and remained as Executive Chairman until December 31, 2018 at a reduced annual salary of $200,000.

Clawbacks

The Committee maintains a general clawback policy to give Bancorp the flexibility to require the return of paid compensation in certain circumstances.

The policy allows the Company to recover some or all of the amounts paid with respect to awards that were based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the Securities and Exchange Commission.

Hedging and Pledging of Company Stock

Under our insider trading policy, no employee or director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in the Company stock price. Similarly, no employee or director may enter into hedging transactions in the Company’s stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, swaps or collars) or other speculative transactions related to the Company’s stock. Pledging of Company stock is also generally prohibited.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO). For 2017 and prior years, this limitation did not apply to compensation that qualified as “performance-based”, as defined by the tax code to mean compensation that was based on the achievement of pre-established objective performance goals and paid under a plan pre-approved by our shareholders. For 2017 and prior years, the Committee monitored the effect of Section 162(m) on the deductibility of the Company’s compensation. The Committee weighed the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, could have from time to time paid compensation that was not tax-deductible. For 2017 and prior years, no compensation paid to executives was limited as to deductibility under Section 162(m).

In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ended December 31, 2018, compensation to our NEOs in excess of $1,000,000 not awarded prior to November 2, 2017, will generally not be deductible. Performance-based compensation awarded to our Named Executive Officers for periods prior to November 2, 2017, such as our performance-based RSUs granted in 2017 and prior years that have not yet been settled into shares of Common Stock, are expected to continue to qualify for the performance-based compensation exemption under Section 162(m).

The Committee will continue to evaluate the impact of the elimination of the performance-based exemption on its compensation programs. The Committee may award compensation in the future that is not fully deductible under Section 162(m) if the Committee believes that such compensation will help the Company achieve its business objectives and serve the best interests of its shareholders.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Stock Yards Bancorp, Inc.’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Richard A. Lechleiter, Chairman

Stephen M. Priebe

John L. Schutte

Norman Tasman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Throughout this section, we refer to executives named in this table individually as the "executive" and collectively as the "executives". The Company announced on May 29, 2018, Mr. Heintzman’s retirement and the Company’s decisions regarding succession in its executive leadership. Mr. Heintzman retired as Chief Executive Officer of the Company on September 30, 2018. He served as executive Chairman of the Company’s Board until the end of 2018, and he will remain on the Company’s Board of Directors as its non-executive Chairman. Effective October 1, 2018, James A. Hillebrand, formerly the Company’s President, assumed the position of Chief Executive Officer, and Philip S. Poindexter, formerly an Executive Vice President and Chief Lending Officer, became the Company’s President. Each executive holds those same offices at the Company’s subsidiary, Stock Yards Bank & Trust Company (the “Bank”), as well.

Compensation is presented for all years in which the executives were also named executive officers.

Summary Compensation Table
Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5) (6)	($)

James A. Hillebrand	2018	444,000	-	259,574	187,437	229,320	-	73,258	1,193,589
Chief Executive Officer	2017	400,000	-	144,031	48,000	192,000	-	66,649	850,680
	2016	400,000	-	103,271	51,267	256,000	-	68,380	878,918

David P. Heintzman	2018	479,000	-	450,486	85,801	343,200	-	85,654	1,444,141
Executive Chairman	2017	561,000	-	252,473	84,151	336,600	125,915	98,947	1,459,086
	2016	550,000	-	177,511	88,119	440,000	73,789	97,146	1,426,565

Nancy B. Davis	2018	302,000	-	142,703	27,179	108,720	-	46,102	626,704
Chief Financial Officer	2017	280,000	-	75,599	25,202	100,800	-	48,054	529,655
	2016	270,000	-	52,297	25,957	129,600	-	46,821	524,675

Philip S. Poindexter	2018	328,000	-	170,348	129,048	152,133	-	49,661	829,190
President	2017	300,000	-	94,499	31,497	78,630	-	51,276	555,902
	2016	300,000	-	67,762	33,646	165,180	-	51,558	618,146

Kathy C. Thompson	2018	364,000	-	200,673	38,222	133,770	-	65,352	802,017
Senior EVP and Manager	2017	360,000	-	113,399	37,799	141,750	76,852	63,575	793,375
of Wealth Management and Trust	2016	360,000	-	81,328	40,373	173,268	67,048	63,547	785,564

William M. Dishman III	2018	275,000	-	129,945	24,749	111,705	-	47,650	589,049
EVP and Chief Risk Officer

(1)

Stock awards include PSUs entitling executives to the issuance of one share of Common Stock for each vested PSU after the expiration of a three-year performance period. The value of the PSU grants measured at the grant date value was $31.54 in 2018, $35.66 in 2017 and $22.61 in 2016. The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant. The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants (in dollars).

	2018		2017		2016
	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum

Hillebrand	259,574	370,816	144,031	360,059	103,271	258,229
Heintzman	450,486	643,542	252,473	631,218	177,511	443,778
Davis	142,703	203,875	75,599	189,034	52,297	130,708
Poindexter	170,348	243,363	94,499	236,283	67,762	169,439
Thompson	200,673	286,667	113,399	283,533	81,328	203,320
Dishman	129,945	185,644	N/A	N/A	N/A	N/A

(2)

Customary SARs were granted with an exercise price equal to the closing price of the Common Stock on the applicable grant date, or $35.90, $40.00 and $25.76 in 2018, 2017 and 2016, respectively. The fair value of each SAR was $6.66, $6.34 and $3.55, respectively. SARs granted to Messrs. Hillebrand and Poindexter in conjunction with their October 1, 2018 promotions were granted with an exercise price of 10% higher than the closing price of the Common Stock on the grant date or $35.74, and the fair value of each of these SARs was $5.52. For assumptions used in valuation of SARs and other information regarding stock-based compensation, refer to Note 17 to the 2018 consolidated financial statements.

(3)

In the earlier section of this proxy statement captioned “Compensation Discussion and Analysis”, we refer to Non-Equity Incentive Plan Compensation as “short-term cash incentives” or “cash incentives.”

(4)

Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 4.20% for December 31, 2018, 3.59% for December 31, 2017 and 4.10% for December 31, 2016, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality.

Earnings on the executives' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above-market rates of interest or preferential returns.

(5)	All Other Compensation in 2018 consists of the following (in dollars):

	Hillebrand	Heintzman	Davis	Poindexter	Thompson	Dishman

Matching contribution to 401(k)	16,500	16,500	16,500	16,500	16,500	16,500
Contribution to ESOP	5,500	5,500	5,500	5,500	5,500	5,500
Contribution to nonqualified plan *	48,555	54,640	21,163	24,323	38,240	22,000
Other	2,703	9,014	2,939	3,338	5,112	3,650

*	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

(6)	Perquisites totaled less than $10,000 for each executive and are therefore not included in the table.

Compensation information presented in the Summary Compensation Table above for Messrs. Heintzman, Hillebrand and Poindexter for 2018 reflect changes in various elements of their compensation approved by the Compensation Committee in connection with Mr. Heintzman’s retirement as Chief Executive Officer effective September 30, 2018 and the promotions of Messrs. Hillebrand and Poindexter to the positions of Chief Executive Officer and President, respectively, effective October 1, 2018. Please refer to the sections captioned “Compensation Discussion and Analysis” beginning on page 17 and “Executive Compensation Tables and Narrative Disclosure – Executive Retirements” beginning on page 36 of this Proxy Statement for additional information and discussion regarding compensation adjustments associated with these changes in executive management.

The following table sets forth information concerning plan-based awards made to the executives during the last fiscal year.

Grants of Plan-Based Awards Table
		Payouts under non-equity incentive plan awards (1)(4)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	stock or units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)
Hillebrand	2/20/18	37,740	188,700	377,400	-	-	-	-	-	-	-
	2/20/18	-	-	-	1,881	4,703	11,757	-	-	-	259,574
	2/20/18	-	-	-	-	-	-	-	7,423	35.90	49,437
	10/1/18	-	-	-	-	-	-	-	25,000	35.74	138,000
Heintzman	2/20/18	47,900	239,500	479,000	-	-	-	-	-	-	-
	2/20/18	-	-	-	3,265	8,162	20,404	-	-	-	450,486
	2/20/18	-	-	-	-	-	-	-	12,883	35.90	85,801
Davis	2/20/18	18,120	90,600	181,200	-	-	-	-	-	-	-
	2/20/18	-	-	-	1,034	2,585	6,464	-	-	-	142,703
	2/20/18	-	-	-	-	-	-	-	4,081	35.90	27,179
Poindexter	2/20/18	23,780	118,900	237,800	-	-	-	-	-	-	-
	2/20/18	-	-	-	1,235	3,086	7,716	-	-	-	170,348
	2/20/18	-	-	-	-	-	-	-	4,872	35.90	32,448
	10/1/18	-	-	-	-	-	-	-	17,500	35.74	96,600
Thompson	2/20/18	25,480	127,400	254,800	-	-	-	-	-	-	-
	2/20/18	-	-	-	1,454	3,636	9,089	-	-	-	200,673
	2/20/18	-	-	-	-	-	-	-	5,739	35.90	38,222
Dishman	2/20/18	16,500	82,500	165,000	-	-	-	-	-	-	-
	2/20/18	-	-		942	2,354	5,886	-	-	-	129,945
	2/20/18	-	-		-	-	-	-	3,716	35.90	24,749

All material terms and conditions of grants are described in Compensation Discussion and Analysis. All equity grants were made under our 2015 Omnibus Equity Compensation Plan. Grants consisted of:

(1)	Cash incentives
(2)	PSUs
(3)	SARs
(4)

Short-term cash incentive targets for Messrs. Hillebrand and Poindexter were adjusted during 2018 in conjunction with their promotions effective October 1, 2018. The calculation for their 2018 awards was pro-rated based on nine months of service in their initial 2018 roles and three months of service in the new roles as shown below.

The following table sets forth information concerning SARs and PSUs held by the executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hillebrand
	13,500	-	14.02	2/16/2020	-	-	-	-
	10,968	-	15.84	3/15/2021	-	-	-	-
	19,600	-	15.24	2/20/2022	-	-	-	-
	28,054	-	15.26	2/19/2023	-	-	-	-
	13,140	3,285	19.37	2/18/2024	-	-	-	-
	7,391	4,928	22.96	3/17/2025	-	-	-	-
	5,771	8,657	25.76	3/15/2026	-	-	-	-
	1,514	6,057	40.00	3/21/2027	-	-	10,097	331,182
	-	7,423	35.90	2/20/2028	-	-	8,230	269,944
	-	25,000	39.32	10/1/2028	-	-	-	-
	99,938	55,350			-	-	18,327	601,126
Heintzman
	21,573	-	15.84	3/15/2021	-	-	-	-
	36,411	-	15.24	2/20/2022	-	-	-	-
	25,015	-	15.26	2/19/2023	-	-	-	-
	23,191	5,798	19.37	2/18/2024	-	-	-	-
	13,045	8,697	22.96	3/17/2025	-	-	-	-
	9,919	14,880	25.76	3/15/2026	-	-	-	-
	2,654	10,619	40.00	3/21/2027	-	-	17,701	580,593
	-	12,883	35.90	2/20/2028	-	-	14,283	468,482
	131,808	52,877			-	-	31,984	1,049,075
Davis (3)
	5,226	-	15.84	3/15/2021	-	-	-	-
	9,187	-	15.24	2/20/2022	-	-	-	-
	-	-	15.26	2/19/2023	-	-	-	-
	6,178	1,545	19.37	2/18/2024	-	-	-	-
	3,575	2,384	22.96	3/17/2025	-	-	-	-
	2,922	4,383	25.76	3/15/2026	-	-	-	-
	795	3,180	40.00	3/21/2027	-	-	5,301	173,873
	-	-	35.90	2/20/2028	-	-	4,525	148,404
	27,883	15,573			-	-	9,826	322,726
Poindexter
	6,145	-	15.84	3/15/2021	-	-	-	-
	10,698	-	15.24	2/20/2022	-	-	-	-
	7,575	-	15.26	2/19/2023	-	-	-	-
	7,097	1,775	19.37	2/18/2024	-	-	-	-
	4,858	3,240	22.96	3/17/2025	-	-	-	-
	3,787	5,682	25.76	3/15/2026	-	-	-	-
	993	3,975	40.00	3/21/2027	-	-	6,626	217,333
	-	4,872	35.90	2/20/2028	-	-	5,401	177,153
	-	17,500	39.32	10/1/2028	-	-	-	-
	41,153	37,044			-	-	12,027	394,486

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thompson
	-	-	-	2/19/2023	-	-	-	-
	-	2,636	19.37	2/18/2024	-	-	-	-
	5,931	3,954	22.96	3/17/2025	-	-	-	-
	4,544	6,818	25.76	3/15/2026	-	-	-	-
	1,192	4,770	40.00	3/21/2027	-	-	7,951	260,793
	-	5,739	35.90	2/20/2028	-	-	6,363	208,690
	11,667	23,917			-	-	14,314	469,483
Dishman
	9,642	-	14.02	2/16/2020	-	-	-	-
	5,758	-	15.84	3/15/2021	-	-	-	-
	10,005	-	15.24	2/20/2022	-	-	-	-
	6,638	1,660	19.37	2/18/2024	-	-	-	-
	3,805	2,538	22.96	3/17/2025	-	-	-	-
	2,868	4,302	25.76	3/15/2026	-	-	-	-
	766	3,067	40.00	3/21/2027	-	-	5,111	167,641
	-	3,716	35.90	2/20/2028	-	-	4,120	135,136
	39,482	15,283			-	-	9,231	302,777

(1)

SARs vest 20% each year beginning one year after the grant date and each anniversary thereafter. The vesting schedule for SARs for each named executive officer is as follows (in number of shares). See note (3) below regarding Ms. Davis’ vesting.

Vesting Date	Hillebrand	Heintzman	Davis (3)	Poindexter	Thompson	Dishman

2/18/2019	3,285	5,798	1,545	1,775	2,636	1,660
2/20/2019	1,484	2,576	816	974	1,147	743
3/15/2019	2,885	4,960	1,461	1,894	2,273	1,434
3/17/2019	2,464	4,348	1,192	1,620	1,977	1,269
3/21/2019	1,514	2,655	795	994	1,192	767
10/1/2019	5,000	-	-	3,500	-	-
2/20/2020	1,485	2,577	816	974	1,148	743
3/15/2020	2,886	4,960	1,461	1,894	2,272	1,434
3/17/2020	2,464	4,349	1,192	1,620	1,977	1,269
3/21/2020	1,514	2,654	795	993	1,192	766
10/1/2020	5,000	-	-	3,500	-	-
2/20/2021	1,484	2,576	816	975	1,148	743
3/15/2021	2,886	4,960	1,461	1,894	2,273	1,434
3/21/2021	1,514	2,655	795	994	1,192	767
10/1/2021	5,000	-	-	3,500	-	-
3/21/2022	1,514	2,655	795	994	1,193	767
2/20/2022	1,485	2,577	816	974	1,148	743
10/1/2022	5,000	-	-	3,500	-	-
2/20/2023	1,485	2,577	817	975	1,149	744
10/1/2023	5,001	-	-	3,500	-	-
	55,350	52,877	15,573	37,044	23,917	15,283

(2)

PSUs are earned over three year performance periods ending December 31, 2020 and 2019 based on goals. The vesting schedule for PSUs for each named executive officer is as follows (in number of shares) and represents management’s estimate of most likely performance outcomes as of December 31, 2018. For PSUs vesting on December 31, 2019, most likely represents achievement of both EPS and ROAA goals at maximum. For PSUs vesting on December 31, 2020, most likely represents achievement of EPS goals at target and ROAA goals at maximum.

Vesting Date	Hillebrand	Heintzman	Davis	Poindexter	Thompson	Dishman

12/31/2019	10,097	17,701	5,301	6,626	7,951	5,111
12/31/2020	8,230	14,283	4,525	5,401	6,363	4,120

	18,327	31,984	9,826	12,027	14,314	9,231

(3)

A transition agreement between Ms. Davis and the Company related to her April 2019 retirement provides for 100% vesting of SARs that would not have otherwise been vested on her retirement date, as long as the terms of the agreement are met. The above tables do not reflect this accelerated vesting since it had not yet occurred in 2018. That transition agreement also provides she will be entitled to receive the amount of previously-awarded PSUs earned (based on determination of actual performance period results after each period ends), without proration for portions of applicable performance periods that elapsed before her retirement, as her award agreements would have otherwise required.

The following table sets forth stock options exercised by or stock awards vested for the executives during the last fiscal year. Stock Awards include PSUs that vested on December 31, 2018. Final determination as to the amounts of these awards will be calculated in March 2019. Therefore, the awards in this table are the most probable amount.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Hillebrand	-	-	11,420	374,560
Heintzman	26,325	683,924	20,490	674,728
Davis	-	-	6,230	205,736
Poindexter	-	-	7,755	255,173
Thompson	10,544	200,652	9,771	322,884
Dishman	4,500	113,580	6,164	203,679

Noncontributory Nonqualified Pension Plan

The purpose of the 2005 Restated Senior Officer Security Plan (the "SOSP") was to provide benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to supplement their retirement income, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally. The total potential benefit vests at 4% per year of service so that it is fully vested if the executive works for the Bank for a total of 25 years. At December 31, 2018, Mr. Heintzman and Ms. Thompson were fully vested under the plan. There are no intentions to adjust the benefit payments or add additional participants to the SOSP.

If the executive terminates employment before age 55, SOSP benefit payments can begin as early as age 55 (or such later age as the executive has elected), but the annual payment amount will be lowered to an actuarially equivalent value.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability. The death benefits are provided by the Bank endorsing over to the executive, via a split dollar agreement, a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the executives. At December 31, 2018, the SOSP provided for a $3,315,452 death benefit for Mr. Heintzman and a $1,202,004 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the executive's selected beneficiary is paid a death benefit equal to the retirement payments to which the executive would have been entitled, at the same time and in the same amounts those payments would have been paid to the executive. The following table illustrates these pension benefits.

Pension Benefit Table
		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Heintzman	Senior Officers' Security Plan	34	1,245,926	-
Thompson	Senior Officers' Security Plan	26	689,347	-

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the "NQ Plan") allows the executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation. In addition, based on those deferrals, executives are credited with any match or basic ESOP contribution that they do not receive under the Bank’s KSOP applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account in calculating the qualified plan benefits. This Bank credit to the Executive’s Plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all executives in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank's employ due to death or after age 55. If the executive's termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum. The NQ Plan was amended in 2014 to give executives an opportunity to designate a different payment option on future credits to that plan than applies to previous contributions.

The executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it. Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table
		Registrant	Aggregate	Aggregate	Aggregate
	Executive Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)

Hillebrand (1)	41,400	48,555	-	-	530,431
	-	-	-	-	14,411
Heintzman (1)	48,936	54,640	-	-	1,920,393
	-	-	-	-	332,519
Davis	80,600	21,163	-	-	994,841
Poindexter	17,838	24,323	-	-	386,702
Thompson	28,928	38,240	-	-	777,644
Dishman	11,063	22,000	-	-	198,268

(1)	Includes first an employee account, then a director fee deferral account accumulated from periods when they received directors' fees.

(2)	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

Executive Retirements

The Company entered into Executive Transition Agreements in 2018 with David P. Heintzman and Nancy B. Davis in connection with Mr. Heintzman’s retirement as Chief Executive Officer effective September 30, 2018, and Ms. Davis’ retirement as Chief Financial Officer effective April 30, 2019. These agreements provide, among other things, for certain post-retirement payments in the case of Mr. Heintzman and address the status of outstanding equity awards held by each executive at the time of his or her retirement, including the future vesting and exercisability of those awards. Summaries of these Transition Agreements are set forth below.

Mr. Heintzman

Pursuant to the terms of his Transition Agreement, Mr. Heintzman ceased his role as Chief Executive Officer effective September 30, 2018, but continued his employment in the position of Executive Chairman of the Company from that date through the end of 2018.

Mr. Heintzman’s base compensation declined to an effective annual rate of $200,000 on October 1, 2018 as a result of his shift in duties and reduced time to be devoted to the business for that last quarter. The Transition Agreement provides that any annual cash bonus payable to Mr. Heintzman in 2019 for 2018 performance will be a percentage of his base salary rate at the time of his retirement, rather than his reduced base salary as of the last quarter of 2018; as in the past, the percentage of salary paid will be determined by the Compensation Committee of the Company’s Board of Directors based on its assessment of the extent to which previously-established performance goals have been achieved.

After 2018, Mr. Heintzman will no longer serve as an executive officer of the Company, but instead will hold the position of Chairman of the Board of Directors. Mr. Heintzman will be paid an additional Board fee of $200,000 per year in 2019 and 2020 in his role as Chairman, in addition to the normal Board retainer, equity awards and meeting fees payable to members of the Company’s Board of Directors generally.

The Transition Agreement also details how Mr. Heintzman’s change in roles impacts his rights under various equity awards and benefit plans and agreements with the Company. In general, these equity awards already provide that service-based vesting and the period for exercise of SARs will continue, and that payment will be made in stock at the end of designated performance cycles based on the extent to which Company financial metrics are achieved for PSUs, as long as the holder of the award continues in service as either a Board member or an executive.

Mr. Heintzman’s Change in Control Severance Agreement was terminated effective December 31, 2018 when he retired as an employee of the Company.

In exchange for the consideration specified in the Transition Agreement, Mr. Heintzman executed a general release of claims on his retirement date, and agreed to certain post-retirement covenants regarding noncompetition, confidentiality and cooperation.

Ms. Davis

The Transition Agreement with Ms. Davis provides that any annual cash bonus payable to her in 2019 for 2018 performance will be determined by the Compensation Committee of the Company’s Board of Directors based on its assessment of the extent to which previously-established performance goals have been achieved, in the same manner as for other executive officers.  No additional incentive compensation will be paid for the period between the end of 2018 and Ms. Davis’ retirement date. Ms. Davis’ base compensation will remain at its current level through April 30, 2019.

The Transition Agreement also details how Ms. Davis’ retirement impacts her rights under various equity awards and benefit plans and agreements with the Company and makes certain amendments to past awards. In general, vested SARs already provide that Ms. Davis will continue to have the right to exercise those SARs until the expiration of the SAR’s respective 10-year terms. The Transition Agreement provides for 100% vesting of those SARs that would not have otherwise been vested on Ms. Davis’s retirement date, and that these newly-vested SARs will continue to be exercisable for the remainder of their 10-year terms.  In addition, the Transition Agreement amends the terms of each of Ms. Davis’ outstanding performance-based share unit awards (“PSUs”) to provide that she will be entitled to receive the entire amount earned under those awards based upon the Compensation Committee’s review and certification of the Company’s applicable performance results, without proration for any portions of the applicable performance periods that continued after her retirement date.

Ms. Davis’ Change in Control Severance Agreement will be terminated effective April 30, 2019 when she retires.

In exchange for the consideration specified in the Transition Agreement, Ms. Davis has agreed to sign a general release of claims on her retirement date, and has agreed to certain covenants regarding noncompetition, confidentiality and cooperation.

Potential Change in Control Payments

Except for the Executive Transition Agreements with Mr. Heintzman and Ms. Davis, the Company has no employment agreement and/or severance agreement for any executive for any reason other than change in control.

Various benefit plans of the Bank have special terms that apply if a change in control occurs.

●

The executives' ability to exercise stock awards granted prior to 2015 is fully accelerated upon a change in control and any unvested stock-based compensation awards made prior to 2015 become 100% vested at change in control. Awards made under the terms of the 2015 Omnibus Equity Compensation Plan will only vest if there is both a change in control and the executive’s employment ends within 24 months thereafter; and

●	PSUs issued in the past are paid in shares of stock as if target performance was achieved at change in control.

Each of the executives had Change in Control Severance Agreements as of the end of 2018. The following summarizes those agreements.

In the event Mr. Hillebrand, Ms. Davis, Mr. Poindexter or Ms. Thompson is terminated without "cause" or resigns for "good reason" (as those terms are defined in the Change in Control Severance Agreements) during negotiations or within two years following a change in control of the Bank or Stock Yards Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the six months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation. Mr. Heintzman was also a party to a Change in Control Severance Agreement with these same terms until his retirement; that agreement terminated as of December 31, 2018 in connection with his retirement and is no longer in effect. Similarly, Ms. Davis’ agreement will expire when she retires in April 2019. For Mr. Dishman, the same terms apply but the multiple of base salary and historical bonus will be two times.

Each executive with a Change in Control Severance Agreement also has a right to participate in the Bank's health plans at their cost for three (two in the case of Mr. Dishman) years following a covered severance, in addition to any existing rights under COBRA. Mr. Hillebrand, Ms. Davis, Mr. Poindexter, Ms. Thompson and Mr. Heintzman are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office after a covered severance. All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 (12 for Mr. Dishman) months following the receipt of any severance payment. These covenants for Mr. Heintzman and Ms. Davis survive termination of the Change in Control Severance Agreements by virtue of their Transition Agreements.

Mr. Dishman's agreement caps the total payment plus other payments that are triggered by or enhanced due to a change in control that would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which Mr. Dishman can receive without subjecting the executive to an excise tax. Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive's five-year average W-2 reported income. For Mr. Hillebrand, Mr. Heintzman, Ms. Davis, Mr. Poindexter and Ms. Thompson, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid by them. None of the agreement provide for the Company to gross up amounts for taxes owed.

Payment under each of the Change in Control Severance Agreements is made only if the executive fully releases all claims against Stock Yards Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Change in Control Severance Agreements if their terms had been triggered as of December 31, 2018 and other amounts that vest or accelerate if there is a change in control.

Officer	Change in Control Severance Agreement	Value Realized if Unvested Options and Stock Awards were Vested and Exercised (1)	Total Potential Value
Hillebrand	$2,100,000	$440,279	$2,540,279
Heintzman	$2,757,000	$768,138	$3,525,138
Davis	$1,293,000	$229,421	$1,522,421
Poindexter	$1,479,540	$283,880	$1,763,420
Thompson	$1,611,804	$345,872	$1,957,676
Dishman	$773,410	$221,834	$995,244

(1)

This is the total value as of December 31, 2018 of performance vested restricted stock units that would become vested at the target award level (40% of maximum awards) as a result of change in control, and the difference between the base price and the current fair market value as of December 31, 2018 on unvested SARs which would have vested had a change in control occurred as of that date and the executive terminated employment. The values above do not take into account the amounts executives who leave employment after age 60 with 10 or more years of service (retirement) might receive at the end of performance cycles for awards made before retirement, based on actual performance, then prorated for the portion of the performance period worked before retirement. If, for example, performance is at or above maximum, and an executive worked 2/3rds of the performance period, the total value paid would then be more than the target values listed above which are payable if a change in control occurs. Each executive also has unexercised SARs which were vested before that date and would remain exercisable for a period beyond termination, the potential value of which is not included in the above chart.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of James A. Hillebrand, the Chief Executive Officer (the “CEO”) of our company:

For 2018, our last completed fiscal year:

●

The median of the annual total compensation of all employees of our company (other than Mr. Hillebrand and David P. Heintzman, each of whom held the position of CEO during separate, non-concurrent portions of 2018) was $50,223; and

●	The annual total compensation of our CEO was $1,289,589.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Hillebrand, our Chief Executive Officer, to the median of the annual total compensation of all employees was 26 to 1.

We calculated this pay ratio in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As allowed by SEC rules, we are using the same median employee for our 2018 pay ratio disclosure as we used for our 2017 pay ratio disclosure because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. The median employee had been identified using our employee population as of December 31, 2017, based on annual compensation information from our payroll records for 2017. Specifically, we collected annual base salaries and wages, bonuses, commissions, incentives and overtime paid during this 12-month period.

We determined the annual total compensation of our median-compensated employee by adding together all of the elements of that employee’s compensation for 2018 in accordance with the requirements of the Summary Compensation Table appearing on page 36 of this Proxy Statement. That calculation included, in addition to wages, overtime and incentive payments, company contributions to the Bank’s retirement plan (including ESOP) and the taxable portion of long-term disability premiums for the median employee.

Mr. Heintzman retired as Chief Executive Officer of our company effective September 30, 2018, and Mr. Hillebrand assumed the position of CEO effective October 1, 2018. As allowed by SEC rules, we determined the annual total compensation for our CEO in 2018 by annualizing the compensation of Mr. Hillebrand, who served in that position on December 31, 2018. For Mr. Hillebrand, we used the amount reported in the “Total” column of the Summary Compensation Table, except that we adjusted the amount of his base salary included in the table to reflect his higher annual salary rate ($540,000) following his promotion to CEO on October 1, 2018.

This information is being provided to comply with the disclosure requirements of the Dodd-Frank Act. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions for our CEO or any of our other employees.

Director Compensation

The following table sets forth information regarding the compensation of our directors for 2018.

Director Compensation Table					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)	($) (2)	($)	($) (3)	($) (4)	($)

Mr. Bickel	40,625	27,478	6,630	-	-	696	75,429
Mr. Brown	40,625	27,478	-	-	-	696	68,799
Mr. Edinger	57,125	27,478	-	-	-	696	85,299
Ms. Heitzman	40,725	27,478	-	-	-	696	68,899
Mr. Herde	52,625	27,478	-	-	-	696	80,799
Mr. Lechleiter	49,425	27,478	-	-	-	696	77,599
Mr. Northern	49,725	27,478	-	-	-	696	77,899
Mr. Priebe	42,625	27,478	-	-	-	696	70,799
Mr. Schutte (5)	17,500	-	7,060	-	-	696	25,256
Mr. Tasman	44,625	27,478	-	-	-	696	72,799

(1)

In January 2018 each non-employee director then serving on the Board of Directors received a restricted stock award under the 2015 Omnibus Equity Compensation Plan. The number of shares granted was equal to $27,500 divided by the fair market value per share on the grant date. Based on the closing price on the grant date, each director received 725 shares. The restricted stock awards, together with all dividend equivalents thereon, fully vest one year from the date of grant.

(2)

Messrs. Bickel and Schutte each received the customary grant of 1,000 SARs upon joining the Board. Their SAR grants are valued using a Black Scholes value of $6.63 per right for Mr. Bickel and $7.06 per right for Mr. Schutte.

(3)

Each director has the option of deferring some or all of his or her fees. Investment options include Company stock and various mutual funds. Earnings on the directors' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

(4)	Represents dividends on 2018 restricted stock awards. Dividends are held until awards vest. As such, dividends on the shares earned in 2018 were paid in January 2019.

(5)

Mr. Schutte was appointed to the Boards of Directors of Bancorp and the Bank in July 2018. He first attended Board of Directors meetings beginning in August 2018. Therefore he earned a partial year of director compensation in 2018.

Mr. Hillebrand and Ms. Thompson serve as directors for the Company but receive no compensation for their service as director. Mr. Heintzman likewise received no compensation for his service as a director prior to his retirement from the Company at the end of 2018. He will continue to serve on the Board of Directors following his retirement and will be paid a Board fee of $200,000 per year in 2019 and 2020 in his role as Chairman of the Board, in addition to the normal Board retainer fee, equity awards and meeting fees payable to non-employee directors generally.

The Compensation Committee, with advice and assistance from McLagan, its independent consultant, reviews Board compensation at least every two years. Their review of director compensation includes surveys of benchmark institutions and the related form and substance of how directors are compensated, including comparative analyses of the Company’s director compensation program relative to its peer group. For 2018, non-employee directors received an annual retainer of $18,000. Stock Yards Bancorp’s directors are also directors of the Bank, and received $1,625 for each Bank board meeting attended and $1,625 for each meeting of Stock Yards Bancorp’s Board of Directors he or she attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.

For 2018, non-employee directors of Stock Yards Bancorp and the Bank who are members of the various standing committees of the Board of Directors received $1,100 per meeting of Bancorp’s Audit Committee, $800 per meeting of Bancorp’s Compensation Committee, $800 per meeting of Bancorp’s Nominating and Corporate Governance Committee, $800 per meeting of the Bank’s Trust Committee, and $800 per meeting of the Bank’s Risk Committee. In addition, the Board of Directors established a special Transition Committee in 2018 to oversee the Company’s management succession process before and after the retirement of Mr. Heintzman as Chief Executive Officer in 2018 and the announced retirement of Nancy B. Davis as Chief Financial Officer in April 2019. Each member of the Transition Committee (Messrs. Edinger, Northern, Lechleiter and Tasman) received a fee of $800 for each committee meeting attended in 2018.

In addition, the Chairman of the Audit Committee received an annual retainer of $11,000, the Chairman of the Compensation Committee received an annual retainer of $7,500, the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $5,000; the Chairman of the Risk Committee received an annual retainer of $7,500 and the Lead Independent Director received an annual retainer of $7,500. Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the "Director NQ Plan"), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank. The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank. At December 31, 2018, approximately 92 percent of the aggregate amounts owed directors under the Director NQ Plan were invested in the Company’s stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes assisting the Board of Directors in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors. Messrs. Herde, Lechleiter and Schutte serve on the Committee and Messrs. Herde and Lechleiter serve as audit committee financial experts.

The Audit Committee reviews Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP) and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor, including review of their qualifications, independence and performance.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of Stock Yards Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans of both the independent and internal auditors, including audit scope and identification and evaluation of financial and related audit risks. The Committee also discussed the results of the internal audit examinations.

Management represented to the Audit Committee that Stock Yards Bancorp’s consolidated financial statements were prepared in accordance with US GAAP and the Audit Committee reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Stock Yards Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to Stock Yards Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

The Audit Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Carl G. Herde, Chairman

Richard A. Lechleiter

John L. Schutte

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee conducted a competitive review of independent registered public accounting firms in 2018 to perform the audit of our financial statements as of and for the year ending December 31, 2018. Upon learning of the competitive review process, the Company’s former independent registered public accounting firm, KPMG LLP (“KPMG”) informed the Company on March 20, 2018 that it would not submit a proposal for future auditing services to the Company. For that reason, KPMG also informed the Company that it declined to stand for reappointment as the Company’s independent registered public accountant. KPMG continued to perform services for the Company as its independent registered public accounting firm in connection with the quarter ended March 31, 2018.

On June 7, 2018, the Audit Committee engaged BKD, LLP (“BKD”) as the Company’s new independent registered public accounting firm for the year ending December 31, 2018 effective immediately.

Neither of KPMG’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 contained an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles. Neither of KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2017 and 2016 contained a disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. KPMG’s audit report on the effectiveness of internal control over financial reporting as of December 31, 2016 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting. During the Company’s fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through March 18, 2018, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements(s) in connection with its reports on the Company’s consolidated financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through June 7, 2018, neither the Company nor anyone on its behalf consulted with BKD regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that BKD concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(i)(v) of Regulation S-K, respectively).

The following table presents fees for professional audit services rendered by the Company’s current and former independent registered public accounting firms, BKD and KPMG, respectively, for the audits of Stock yards Bancorp’s financial statements for 2018 and 2017.

	2018		2017
Audit fees, excluding audit related	$454,600	(1)	$470,000
Audit-related fees	-		-
All other fees	-		-
Total fees	$454,600		$470,000

(1)	$109,600 of this total represents fees for services rendered by KPMG.

Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for reviews of quarterly financial information filed with the SEC on Form 10-Q, FDICIA and U.S Housing and Urban Development assisted programs reporting.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for both 2018 and 2017, the Committee pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually. For 2018 and 2017 no fees were incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Banking Transactions with Directors, Officers and Others

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Stock Yards Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp. In the opinion of management of Stock Yards Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2018, loans to directors and officers of Stock Yards Bancorp and the Bank and their associates totaled $52.7 million equaling 14.3% of Bancorp’s consolidated stockholders’ equity.

Review and Approval of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee, and subsequently the Nominating and Corporate Governance Committee of the Board of Directors, and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the Director of Internal Audit will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

Under the oversight of the Audit Committee, management established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and approved by the Audit Committee.

Transactions with Related Persons

In the ordinary course of business, the Bank may from time to time engage in non-banking transactions with other firms or entities whose officers, directors, partners or members are also directors or executive officers of Bancorp or members of their immediate families. In all cases, these transactions are conducted on an arms-length basis. There were no transactions in 2018 with related persons involving amounts in excess of $120,000, which is the dollar threshold for disclosure under the SEC’s related person transaction rules.

As part of its annual assessment of director independence, the Nominating and Corporate Governance Committee considers the amount and nature of any business transactions or relationships between the Bank and any companies or organizations, including charitable organizations, with which a director may be affiliated. The Nominating and Corporate Governance Committee has determined that there are no such transactions or relationships that impair any director’s independence or present a conflict of interest on the part of any director.

Compensation Committee Interlocks and Insider Participation

During 2018 Messrs. Edinger, Lechleiter, Priebe, Schutte and Tasman, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors. None have served as an officer of Stock Yards Bancorp nor had any relationship with Stock Yards Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

ANNUAL REPORT ON FORM 10-K

A copy of Stock Yards Bancorp, Inc.’s 2018 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to: Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, Stock Yards Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232-2890, (502) 625-9176; or nancy.davis@syb.com. A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com, or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of Stock Yards Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of Stock Yards Bancorp.

By Order of the Board of Directors
/s/ James A. Hillebrand
James A. Hillebrand Chief Executive Officer Stock Yards Bancorp, Inc.
Louisville, Kentucky March 18, 2019

STOCK YARDS BANCORP, INC.

1040 EAST MAIN STREET

LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS - APRIL 25, 2019

This proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc.

The undersigned hereby appoints James A. Hillebrand and Philip S. Poindexter, or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of Stock Yards Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the "Annual Meeting") to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 on April 25, 2019 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

(1)	ELECTION OF DIRECTORS
	Nominees are:	FOR	AGAINST	ABSTAIN
	Paul J. Bickel III	☐	☐	☐
	J. McCauley Brown	☐	☐	☐
	David P. Heintzman	☐	☐	☐
	Donna L. Heitzman	☐	☐	☐
	Carl G. Herde	☐	☐	☐
	James A. Hillebrand	☐	☐	☐
	Richard A. Lechleiter	☐	☐	☐
	Stephen M. Priebe	☐	☐	☐
	John L. Schutte	☐	☐	☐
	Norman Tasman	☐	☐	☐
	Kathy C. Thompson	☐	☐	☐

(2)	The ratification of BKD, LLP as the independent registered public accounting	FOR	AGAINST	ABSTAIN
	firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2019.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
(3)	The advisory approval of the compensation of Bancorp’s named executive officers.	☐	☐	☐

The Board of Directors recommends a vote FOR ALL nominees for director listed above, FOR the ratification of BKD, LLP, and FOR the approval of executive compensation.

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director, for the ratification of BKD, LLP, and for the approval of executive compensation. If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Date , 2019

(Signatures)

Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 25, 2019: The notice and proxy statement and annual report are available at http://irinfo.com/sybt/sybt.html.